                                                                     EXHIBIT 2.1

________________________________________________________________________________

                ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION

________________________________________________________________________________

                                ACQUISITION OF



                           ARAXAS ENERGY CORPORATION

                                      AND

                        SOUTH COAST EXPLORATION COMPANY
                    INTERACTIVE EXPLORATION SOLUTIONS, INC.
                                      AND
                            SOCO EXPLORATION, L.P.

                                      BY

                             ARAXAS HOLDINGS, INC.



                                AUGUST 19, 1997

                               TABLE OF CONTENTS


ARTICLE I  -  DEFINITIONS..................................................   1

     1.01     Defined Terms................................................   1
     1.02     References and Titles........................................   9

ARTICLE II -  ACQUISITION OF SOUTH COAST OWNERSHIP INTERESTS...............   9

     2.01     Contribution of South Coast Shares...........................   9
     2.02     Contribution of INEXS Shares.................................   9
     2.03     Contribution of SOCO Partnership Interest....................  10
     2.04     Issuance of Newco Common Stock and Newco Notes...............  10
     2.05     Effects of Contribution of South Coast Shares and
               INEXS Shares................................................  10
     2.06     Certificate of Incorporation.................................  10
     2.07     Bylaws.......................................................  10

ARTICLE III - SHARE ACQUISITION OF ARAXAS..................................  10

     3.01     Share Acquisition; Effective Time............................  10
     3.02     Effects of Araxas Acquisition................................  11
     3.03     Certificates of Incorporation................................  11
     3.04     Bylaws.......................................................  11
     3.05     Officers and Directors.......................................  11
     3.06     Effect on Securities of Araxas...............................  11
              (a)  Cancellation of Araxas Common Stock in Treasury.........  11
              (b)  Conversion of Araxas Common Stock.......................  11
              (c)  Araxas Stock Options....................................  11
              (d)  Dissenters' Rights......................................  12
     3.07     Exchange of Certificates.....................................  12

ARTICLE IV  - REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SOUTH
               COAST ENTITIES..............................................  12

     4.01     Organization, Standing and Qualification.....................  12
     4.02     Execution, Delivery and Performance of Agreement; Authority..  13
     4.03     Other Entities...............................................  13
     4.04     Capitalization...............................................  13
              (a)  South Coast.............................................  13
              (b)  INEXS...................................................  14
              (c)  SOCO....................................................  14
     4.05     Financial Statements.........................................  14
     4.06     Absence of Undisclosed Liabilities...........................  14

     4.07     Absence of Events............................................  15
     4.08     Taxes........................................................  16
     4.09     Litigation...................................................  16
     4.10     Compliance with Laws, Material Agreements and Permits........  16
     4.11     Environmental Matters........................................  17
     4.12     Books and Records............................................  18
     4.13     Gas Imbalances...............................................  18
     4.14     Calls on Production..........................................  19
     4.15     Title to Assets other than Oil and Gas.......................  19
     4.16     Title to Oil and Gas Interests...............................  19
     4.17     Oil and Gas Operations.......................................  20
     4.18     Certain Business Relationships or Transactions With
               Affiliates..................................................  20
     4.19     No Guaranties................................................  20
     4.20     Employee Benefit Plan........................................  20
     4.21     Broker/Finders...............................................  21
     4.22     Royalties....................................................  21
     4.23     Plugging and Abandonment Liabilities.........................  21
     4.24     Prepayments..................................................  21
     4.25     Hedging Activities...........................................  21
     4.26     Disclosure...................................................  21

ARTICLE V - ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SOUTH COAST
             OWNERS........................................................  21

     5.01    Title to South Coast Ownership Interests......................  22
     5.02    Authority.....................................................  22
     5.03    Securities Laws and Certain Stockholder Agreements............  22
     5.04    Tax Representations...........................................  23

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF ARAXAS......................  24

     6.01    Organization, Standing and Qualification......................  24
     6.02    Execution, Delivery and Performance of Agreement; Authority...  25
     6.03    Other Entities................................................  25
     6.04    Capitalization................................................  25
     6.05    Financial Statements..........................................  26
     6.06    Absence of Undisclosed Liabilities............................  26
     6.07    Absence of Events.............................................  26
     6.08    Compliance with Laws, Material Agreements and Permits.........  27
     6.09    Environmental Matters.........................................  28
     6.10    Title to Non Oil and Gas Properties...........................  29
     6.11    Title to Oil and Gas Properties...............................  30
     6.12    Broker/Finders................................................  30
     6.13    Royalties.....................................................  30

     6.14     Litigation...................................................  31
     6.15     Taxes........................................................  31
     6.16     Books and Records............................................  31
     6.17     Gas Imbalances...............................................  31
     6.18     Hedging Activities...........................................  32
     6.19     Certain Business Relationships or Transactions With
               Affiliates..................................................  32
     6.20     No Guaranties................................................  32
     6.21     Employee Benefit Plans.......................................  32
     6.22     Plugging and Abandonment Liabilities.........................  32
     6.23     Prepayments..................................................  32
     6.24     Calls on Production..........................................  32
     6.25     Oil and Gas Operations.......................................  33
     6.26     Disclosure...................................................  33

ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF NEWCO......................  33

     7.01     Organization, Standing and Qualification.....................  33
     7.02     Execution, Delivery and Performance of Agreement; Authority..  33
     7.03     Interim Operations of Newco..................................  34
     7.04     Other Entities...............................................  34
     7.05     Capitalization...............................................  34
     7.06     Litigation...................................................  34
     7.07     No Guaranties................................................  34
     7.08     Broker/Finders...............................................  35
     7.09     Newco Common Stock...........................................  35
     7.10     Tax Representations..........................................  35

ARTICLE VIII - REPRESENTATIONS AND WARRANTIES OF ROWSEY....................  36

     8.01     Title to Araxas Common Stock.................................  36
     8.02     Authority....................................................  36
     8.03     Securities Laws and Certain Shareholder Covenants............  36
     8.04     Tax Representations..........................................  37

ARTICLE IX - COVENANTS.....................................................  38

     9.01     Access to Records and Properties.............................  38
     9.02     Operation of the Business....................................  39
              (a)  South Coast Entities....................................  39
              (b)  Araxas Companies........................................  39
     9.03     Consents.....................................................  40
     9.04     Announcements................................................  40
     9.05     Exclusivity..................................................  40
     9.06     Notification of Certain Matters..............................  41

     9.07     Shareholder Approval.........................................  41
     9.08     Financing Covenants..........................................  41
              (a)  New Debt and Bridge Financing...........................  41
              (b)  Newco Stock Adjustment..................................  41
     9.09     Public Equity Transaction....................................  42
     9.10     Management of Newco..........................................  42
     9.11     Newco Ownership..............................................  42
              (a)  Clawback of Certain Araxas Owners.......................  42
              (b)  Newco Option Plan.......................................  43

ARTICLE X - CONDITIONS.....................................................  43

     10.01    Conditions to Obligations of South Coast Owners..............  43
              (a)  Representations and Warranties..........................  43
              (b)  Covenants, Agreements and Obligations...................  43
              (c)  No Material Adverse Effect..............................  44
              (d)  Delivery of Documents...................................  44
              (e)  Legal Opinion...........................................  44
              (f)  Dissenting Shareholders.................................  44
              (g)  Certificates of Existence and Good Standing.............  44
              (h)  Disclosure Schedule.....................................  44
     10.02    Conditions to Obligations of Araxas..........................  44
              (a)  Representations and Warranties..........................  45
              (b)  Covenants, Agreements and Obligations...................  45
              (c)  No Material Adverse Effect..............................  45
              (d)  Delivery of Documents...................................  45
              (e)  Legal Opinion...........................................  45
              (f)  Certificates of Existence and Good Standing.............  45
              (g)  Resignations............................................  45
              (h)  Waiver of Community Property Rights.....................  46
              (i)  Certain Agreements of South Coast Entities..............  46
              (j)  Disclosure Schedule.....................................  46
     10.03    Conditions to Obligations of All Parties.....................  46
              (a)  Araxas Acquisition Approval.............................  46
              (b)  Other Consents and Approvals............................  46
              (c)  Related Agreements......................................  46
              (d)  Pending Actions.........................................  47
              (e)  Certain Employment Agreements...........................  47
              (f)  Agreement of Certain Araxas Owners......................  47
              (g)  New Debt................................................  48
              (h)  Additional Agreements...................................  48
              (i)  Newco Bridge Financing..................................  48
              (j)  Officers of South Coast, INEXS and Araxas...............  48

ARTICLE XI -  TERMINATION..................................................  48

     11.01    Termination of Agreement.....................................  48
     11.02    Obligations Upon Termination.................................  49

ARTICLE XII - CLOSING......................................................  49

     12.01    Time and Place...............................................  49
     12.02    Certificate of Acquisition...................................  49
     12.03    Further Assurances...........................................  49
     12.04    Concurrent Conditions........................................  50

ARTICLE XIII - GENERAL PROVISIONS..........................................  50

     13.01    Nonsurvival of Representations, Warranties and Covenants.....  50
     13.02    Entire Agreement; Amendment and Waiver.......................  50
     13.03    Severability.................................................  50
     13.04    Applicable Law...............................................  51
     13.05    Assignment...................................................  51
     13.06    Notices......................................................  51
     13.07    Incorporation of Exhibits and Schedules by Reference.........  54
     13.08    Gender and Number............................................  54
     13.09    Multiple Counterparts........................................  54
     13.10    Expenses.....................................................  54

                                  ATTACHMENTS

EXHIBITS:

Exhibit "A"         Promissory Note
Exhibit "B"         South Coast Owners Ownership Table
Exhibit "C"         Form of Certificate of Acquisition
Exhibit "D"         Newco Officers and Directors
Exhibit "E"         Ownership of Araxas Common Stock and Araxas Stock Options

SCHEDULES:

                    Disclosure Schedule
Schedule 4.15       South Coast Entities' List of Computer Hardware and Software
Schedule 4.16       South Coast Entities' Property Schedule
Schedule 6.10       Araxas Companies' List of Computer Hardware and Software
Schedule 6.11       Araxas Companies' Property Schedule

                ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION


     This Acquisition Agreement and Plan of Organization ("Agreement") is executed and delivered this 19th day of August, 1997, to be effective as of such date, by and among Araxas Energy Corporation, an Oklahoma corporation ("Araxas"), Araxas Holdings, Inc., a Delaware corporation ("Newco"), South Coast Exploration Company, a Texas corporation ("South Coast"), Interactive Exploration Solutions, Inc., a Texas corporation ("INEXS"), SOCO Exploration, L.P., a Texas limited partnership ("SOCO"), ERI Investments, Inc., a Delaware corporation ("Equitable"), 420 Energy Investments, Inc., a Delaware corporation ("Energy"), and W.E. Rowsey, III ("Rowsey"), R.A. Krenzke ("Krenzke"), Craig Davis ("Davis"), Phil Duggan ("Duggan"), individuals, and the trusts that are identified on Exhibit B attached hereto as South Coast Owners and who have executed a counterpart of this Agreement, with respect to the following circumstances:

                               R E C I T A L S:

     A. South Coast, INEXS, SOCO and Araxas have determined to engage in a strategic business combination pursuant to which all the outstanding capital stock of Araxas, South Coast, and INEXS, and all of the outstanding limited partnership interests of SOCO, shall be transferred to Newco in exchange for capital stock of Newco and the other considerations set forth herein, in interdependent steps of a transaction intended to qualify under Section 351 of the Code (as hereinafter defined); and

     B. The parties desire to evidence the terms, provisions, representations, warranties and conditions upon which such exchange will be consummated by this binding Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the benefits to be derived from the mutual observance of the terms and conditions set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth in this Article I or in the Section referred to below:


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 1 OF 56 PAGES

          "Agreement" means this Acquisition Agreement and Plan of Organization and the Exhibits and Schedules attached hereto and by this reference made a part hereof for all purposes.

          "Araxas" has the meaning set forth in the preface above.

          "Araxas Acquisition" has the meaning specified in Section 3.01 hereof.

          "Araxas Common Stock" means the shares of common stock, par value $0.01 per share, of Araxas.

          "Araxas Companies" means Araxas and its wholly-owned subsidiaries, Araxas Exploration, Inc., an Oklahoma corporation, and Araxas SPV-I, Inc., an Oklahoma corporation.

          "Araxas Material Agreement(s)" means any written or oral agreement, contract, commitment or understanding to which any of the Araxas Companies is a party, by which any of the Araxas Companies is directly or indirectly bound, or to which any asset of any of the Araxas Companies may be subject, involving total value or consideration in excess of $250,000.

          "Araxas Owners" means the persons named in Exhibit "E" attached hereto, including the named holders of record of shares of Araxas Common Stock and the named persons who are holders of Araxas Stock Options (or will be at Closing the holder of an Araxas Pool Option).

          "Araxas Pool Options" means the Araxas Stock Options that are exercisable for the aggregate number of shares of Araxas Common Stock as set forth under the caption "Araxas Pool Options" set forth on Exhibit "E". The holders of the Araxas Pool Options will be identified in the Disclosure Schedule on or before Closing.

          "Araxas Stock Option(s)" means, individually or collectively as the context dictates, the options granted pursuant to individually negotiated agreements identified in Exhibit "E" attached hereto and the Araxas Pool Options, and that relate to the number of shares of Araxas Common Stock set forth in Exhibit "E".

          "Bridge Financing" has the meaning specified in Section 9.08(a) hereof.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 2 OF 56 PAGES

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

          "Closing" means the taking of the actions contemplated by Article XII of this Agreement in order to consummate the transactions contemplated thereby.

          "Closing Date" means the date on which the Closing occurs as set forth in Section 12.01 hereof.

          "Code" means the Internal Revenue Code as in effect on the date hereof.

          "Conversion Number" means 1.00.

          "Davis" has the meaning set forth in the preface above.

          "Defensible Title" means such right, title and interest that is evidenced by an instrument or instruments whether or not filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice such that: (a) the titled party shall be entitled to receive from its ownership interest in each of the titled party's Oil and Gas Interests not less than the interest shown as the Net Revenue Interest for such Oil and Gas Interest listed in such titled party's Property Schedule attached hereto in all hydrocarbons produced, saved and marketed from each of such Oil and Gas Interests without reduction, suspension or termination throughout the life of each of such Oil and Gas Interests; (b) the titled party is obligated to bear a percentage of the costs and expenses relating to operations on and the maintenance or development of each of the titled party's Oil and Gas Interests listed in the Property Schedule of such party not greater than the interest shown as the Working Interest for each of such Oil and Gas Interests in the titled party's Property Schedule without increase throughout the life of each of such Oil and Gas Interests; and (c) the interest of the titled party in each of the titled party's Oil and Gas Interests is free and clear of all Liens, claims, infringements, burdens or other defects of any kind whatsoever, except for Permitted Encumbrances.

          "Disclosure Schedule" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference, including any supplement thereof delivered at or before the Closing.

          "Dissenting Shares" has the meaning set forth in Section 3.06(b) hereof.

          "Duggan" has the meaning set forth in the preface above.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 3 OF 56 PAGES

          "Energy" has the meaning set forth in the preface above.

          "Environmental Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time applicable to the operations of either, (i) any of the South Coast Entities or (ii) any of the Araxas Companies, as the context requires, relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, or operation or reclamation of oil and gas operations or mines.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Equitable" has the meaning set forth in the preface above.

          "GAAP" means generally accepted accounting principles as recognized by the U.S. Financial Accounting Standards Board.

          "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

          "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the South Coast Entities, the Oil and Gas Interests of the South Coast Entities or the Araxas Companies or any of Araxas Companies' Oil and Gas Interests.

          "Hazardous Material" means (a) any "hazardous substance," as defined
     by CERCLA;   (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;
     (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyl in any form or condition; or (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 4 OF 56 PAGES

          "Hydrocarbons" means crude oil, natural gas, casinghead gas, and other liquid or gaseous hydrocarbons.

          "INEXS" has the meaning set forth in the preface above.

          "INEXS Shareholders" means Krenzke, Davis and Duggan, the owners of all of the outstanding INEXS Shares.

          "INEXS Shares" means all of the issued and outstanding common stock, par value $0.01 per share, of INEXS.

          "Krenzke" has the meaning set forth in the preface above.

          "Letter of Intent" means the letter agreement dated June 9, 1997, among Krenzke, Davis, Duggan, Equitable Resources, Inc., the common parent corporation of Equitable and Energy, and Araxas.

          "Lien" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

          "Material Adverse Effect" means (i) when used with respect to the South Coast Entities, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the South Coast Entities (taken as a whole) or the aggregate value of their assets, or would materially impair the ability of the South Coast Entities (taken as a whole) to own, hold, develop and operate a material portion of their assets, or would impair any of the South Coast Entities' ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (ii) when used with respect to the Araxas Companies, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Araxas Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Araxas Companies (taken as a whole) to own, hold, develop and operate a material portion of their assets, or would impair Araxas' ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

          "Net Revenue Interest" means the interest in all Hydrocarbons produced from a well, lease or any unit of which a lease is a part which is attributable to: (i) the Working Interests therein after payment of applicable lessor royalties, overriding royalties, production payments and other payments out of or measured by the production of Hydrocarbons from the well or


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 5 OF 56 PAGES
     property covered by the leases or any unit of which a lease is a part, (ii) any overriding royalty interest therein, or (iii) any royalty interest therein.

          "Newco" has the meaning set forth in the preface above.

          "Newco Common Stock" means the common stock, par value $0.001 per share, of Newco to be issued pursuant to this Agreement.

          "Newco Notes" means the secured promissory notes of Newco to be issued pursuant to this Agreement on the terms set forth on Exhibit "A" attached hereto.

          "OGCA" means the Oklahoma General Corporation Act.

          "Oil and Gas Interest(s)" means (i) all interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, fee minerals, fee royalties, other non-working interests and non-operating interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

          "Permitted Encumbrances" means (i) Liens securing indebtedness that is described in the Disclosure Schedule of such party; (ii) Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established as may be required by GAAP; (iii) Liens under operating agreements, unitization agreements, pooling orders and mechanic's and materialman's liens relating to the party's Oil and Gas Interests, which obligations are not yet due and pursuant to which the party is not in default, except as disclosed in the Disclosure Schedule of such party; (iv) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 6 OF 56 PAGES
     agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any property encumbered thereby or materially impair the ability of the obligor to use any such property in its operations; provided, the effect thereof on such Oil and Gas Interest of such party has been properly reflected on the Property Schedule in the Net Revenue Interest and Working Interest attributable to such Oil and Gas Interest; (v) all rights to consent by, required notices to, filings with, or other actions of Governmental Authorities to the extent customarily obtained subsequent to closing; (vi) other Liens described in the Disclosure Schedule; and (vii) preferential rights to purchase and consent to transfer requirements of any person other than a party hereto or any Governmental Authority.

          "Property Schedule" means the Schedule referred to in Section 4.16 hereof in the case of the South Coast Entities, and in Section 6.11 hereof in the case of the Araxas Companies.

          "Reserve Data" means, with respect to the South Coast Entities, the report of Netherland Sewell & Associates dated August 11, 1997, effective as of January 1, 1997, previously delivered to Araxas, and, with respect to the Araxas Companies, the report of Netherland Sewell & Associates, Inc. dated January 1, 1997, previously delivered to the South Coast Principals.

          "Responsible Officers" means the chief executive officer, president and any vice president of such corporation and, with respect to any partnership, the general partner of such partnership.

          "Rowsey" has the meaning set forth in the preface above.

          "Securities Act" means the Securities Act of 1933 as in effect on the date hereof or as the same may be amended from time to time.

          "SOCO" has the meaning set forth in the preface above.

          "SOCO Partnership Interest" means all of the issued and outstanding limited partnership interests in SOCO pursuant to that Agreement of Limited Partnership of SOCO dated September 11, 1995, between South Coast and Energy.

          "South Coast" has the meaning set forth in the preface above.

          "South Coast Entities" means South Coast, INEXS and SOCO.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 7 OF 56 PAGES

          "South Coast Material Agreement(s)" means any written or oral agreement, contract, commitment or understanding to which any of the South Coast Entities is a party, by which any of the South Coast Entities is directly or indirectly bound, or to which any asset of any of the South Coast Entities may be subject, involving total value or consideration in excess of $125,000.

          "South Coast Owners" means Equitable, Energy, Krenzke, Davis, Duggan and the South Coast Trusts with respect to their respective ownership of the South Coast Entities.

          "South Coast Ownership Interests" mean the South Coast Shares, INEXS Shares and SOCO Partnership Interest, collectively.

          "South Coast Principals" means Krenzke, Davis and Duggan.

          "South Coast Shareholders" means Equitable, Krenzke, Davis, Duggan and the South Coast Trusts, the owners of all the outstanding shares of capital stock of South Coast.

          "South Coast Shares" means all of the issued and outstanding common stock, par value $0.01 per share, of South Coast.

          "South Coast Trusts" means the trusts listed on Exhibit "B" attached hereto and which execute a counterpart to this Agreement.

          "Subsidiary" of a corporation or other entity means a corporation or other business entity the voting securities of which are owned or otherwise controlled directly or indirectly by a parent corporation or other person in an amount sufficient to elect at least a majority of the board of directors or other managers of such corporation or other entity.

          "Tax" means any federal, state, or local gross receipts, license, payroll, employment, excise, severance, income, franchise, property, ad valorem, sales and use or other tax of any kind, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

          "Total Araxas Ownership Percentages" has the meaning set forth in Exhibit "E" to this Agreement.

          "Working Interest" means an interest in a well, lease or unit which entitles the owner thereof, at its own expense, to explore for, produce and sell oil, gas and other minerals from the lands covered thereby subject to payment of the landowner's royalty and any overriding


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 8 OF 56 PAGES
     royalty, production payment or other similar burden to which the well, lease or unit has been made subject.

     1.02 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this article," "this section" and "this subsection," and words of similar import, refer only to the Article, Section or Subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing party shall mean that such individual party(ies) or the Responsible Officers of such representing corporate party, individually or collectively, either (i) know that the matter being represented and warranted is true and accurate or (ii) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.


                                  ARTICLE II

                ACQUISITION OF SOUTH COAST OWNERSHIP INTERESTS

     2.01 Contribution of South Coast Shares. Subject to the terms and conditions of this Agreement, each of the South Coast Shareholders shall sell, assign, transfer, convey, contribute to the capital of, and deliver to Newco, and Newco shall acquire, purchase and receive from the South Coast Shareholders, at the Closing hereunder, all right, title and interest in and to all of the South Coast Shares owned by the South Coast Shareholders, free and clear of all liabilities, obligations, liens and encumbrances whatsoever.

     2.02 Contribution of INEXS Shares. Subject to the terms and conditions of this Agreement, each of the INEXS Shareholders shall sell, assign, transfer, convey, contribute to the capital of, and deliver to Newco, and Newco shall acquire, purchase and receive from the INEXS Shareholders, at the Closing hereunder, all right, title and interest in and to all of the INEXS Shares


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION                PAGE 9 OF 56 PAGES
owned by the INEXS Shareholders, free and clear of all liabilities, obligations, liens and encumbrances whatsoever.

     2.03 Contribution of SOCO Partnership Interest. Subject to the terms and conditions of this Agreement, Energy shall sell, assign, transfer, convey, contribute to the capital of, and deliver to Newco, and Newco shall acquire, purchase and receive from Energy, at the Closing hereunder, all right, title and interest in and to all of the SOCO Partnership Interest, free and clear of all liabilities, obligations, liens and encumbrances whatsoever.

     2.04 Issuance of Newco Common Stock and Newco Notes. In consideration of the transfer by the South Coast Owners of the South Coast Ownership Interests, Newco shall issue and deliver to Equitable, Krenzke, Davis, Duggan and the South Coast Trusts at the Closing hereunder, certificates representing the number of Newco Common Stock and principal amount of Newco Notes set forth next to each such party's name on Exhibit "B" hereto (subject to reduction pursuant to Section 9.08 hereof) against delivery by the South Coast Owners of certificates or other instruments acceptable to Newco duly endorsed and ready for transfer in accordance with the provisions of this Article II. The Newco Common Stock shall be issued as fully paid and nonassessable.

     2.05 Effects of Contribution of South Coast Shares and INEXS Shares. After giving effect to the Closing Date, South Coast and INEXS shall be direct wholly-owned subsidiaries of Newco.

     2.06 Certificate of Incorporation. The respective Articles of Incorporation of South Coast and INEXS in effect immediately prior to the Closing shall remain in effect thereafter, unless and until amended as provided by law and such Articles of Incorporation.

     2.07 Bylaws. The respective bylaws of South Coast and INEXS in effect immediately prior to the Closing shall remain in effect thereafter, unless and until amended or repealed as provided by applicable law.


                                  ARTICLE III

                          SHARE ACQUISITION OF ARAXAS

     3.01 Share Acquisition; Effective Time. Subject to the terms and conditions of this Agreement, Newco will acquire all of the outstanding shares of capital stock of Araxas (the "Araxas Acquisition") in accordance with the provisions of Section 1090.1 of the OGCA. The Araxas Acquisition shall become effective at such time (the "Effective Time") as a certificate of acquisition in substantially the form attached hereto as Exhibit "C" is filed with the Secretary of State of the State of Oklahoma pursuant to Section 1090.1 of the OGCA.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 10 OF 56 PAGES

     3.02 Effects of Araxas Acquisition. At the Effective Time, Newco shall become the owner of all of the outstanding Araxas Common Stock, and Araxas shall become a direct wholly-owned subsidiary of Newco, all without any further action on the part of Araxas or Newco or any of their respective shareholders. The shareholders of Araxas shall have no further rights in such shares which shall be automatically converted into the right to receive the consideration set forth herein. The Araxas Acquisition shall have the additional effects provided herein and by the OGCA.

     3.03 Certificates of Incorporation. The respective Certificates of Incorporation of Newco and Araxas in effect immediately prior to the Effective Time shall remain in effect thereafter, unless and until amended as provided by law and such Certificates of Incorporation.

     3.04 Bylaws. The respective bylaws of Araxas and Newco in effect immediately prior to the Effective Time shall remain in effect thereafter, unless and until amended or repealed as provided by applicable law.

     3.05 Officers and Directors. The directors and officers of Newco from and after the Effective Time shall be as set forth on Exhibit "D" attached hereto, and shall remain in their respective offices unless and until removal or resignation in accordance with the bylaws of Newco and applicable laws, subject to Section 9.10 hereof.

     3.06 Effect on Securities of Araxas. At the Effective Time, by virtue of the Araxas Acquisition and without any action on the part of the holder of any shares of Araxas Common Stock:

          (a) Cancellation of Araxas Common Stock in Treasury. All shares of Araxas Common Stock and any of the shares of preferred stock of Araxas that are held in the treasury of Araxas or are owned directly or indirectly by any Subsidiary of Araxas, shall be canceled and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Araxas Common Stock. Each of the shares of Araxas Common Stock (or fraction thereof) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.06(a) hereof and shares, if any, held by persons exercising appraisal rights in accordance with Section 1091 of the OGCA ("Dissenting Shares")) shall be converted, without any action on the part of the holders thereof, into shares of Newco Common Stock with each such share of Araxas Common Stock being converted into the number of a share(s) of Newco Common Stock (or fraction thereof) equal to the Conversion Number.

          (c) Araxas Stock Options. At the Effective Time, each of the Araxas Stock Options shall be exchanged by Newco for an option to purchase shares of Newco Common Stock, with each such Newco stock option to be exercisable on the same terms and


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 11 OF 56 PAGES
     conditions as then are applicable to such Araxas Stock Option (subject to any agreed amendments contemplated in Section 10.03(e) hereof).

          (d) Dissenters' Rights. Any Dissenting Shares shall not be converted into the right to receive the Newco Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the OGCA. Each holder of Dissenting Shares who, pursuant to the provisions of the OGCA, becomes entitled to payment of the fair value of shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

     3.07 Exchange of Certificates. On and after the Effective Time, Newco shall deliver certificates representing the shares of Newco Common Stock to be issued in the Araxas Acquisition against surrender by the holders of Araxas Common Stock of certificates representing the shares of such Araxas Common Stock (the "Certificates"). Until surrendered and exchanged as contemplated by this
Section 3.07, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive upon such surrender shares of Newco Common Stock, as provided by this Article III.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                   WITH RESPECT TO THE SOUTH COAST ENTITIES

     As a material part of the consideration for this Agreement, except as disclosed in the Disclosure Schedule specifically referring to this Article IV, each of the South Coast Entities jointly and severally represents and warrants to Araxas and Newco as of the date of this Agreement and as of the Closing Date as follows:

     4.01 Organization, Standing and Qualification. Each of South Coast and INEXS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of South Coast and INEXS has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Each of South Coast and INEXS is qualified and in good standing to do business in all states in which the nature of its business requires it to be qualified.

     SOCO is a limited partnership duly organized and validly existing under the laws of the State of Texas. SOCO has all requisite power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 12 OF 56 PAGES
conducted and such properties are now owned, leased or operated.   SOCO is
qualified and in good standing to do business in all states in which the nature of its business requires it to be qualified.

     4.02 Execution, Delivery and Performance of Agreement; Authority. The South Coast Entities have full corporate power and authority to enter into this Agreement, perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the South Coast Entities will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the South Coast Entities' organizational documents or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, or to the knowledge of the South Coast Entities, any law, ordinance, rule or regulation or any order, judgment or decree to which any of the South Coast Entities is a party or by which any of the South Coast Entities may be bound or affected. The execution and delivery by the South Coast Entities of this Agreement and the documents to be delivered by the South Coast Entities on or before Closing pursuant to this Agreement ("South Coast Entities Closing Documents") have been, or will at Closing be, duly and validly authorized by all necessary corporate action of the South Coast Entities. Assuming the due authorization, execution and delivery by each of Araxas, Rowsey and Newco, and the binding effect thereon, this Agreement constitutes, and the South Coast Entities Closing Documents when executed and delivered by the South Coast Entities will constitute, legal, valid and binding obligations of the South Coast Entities enforceable against them in accordance with their respective terms.

     4.03 Other Entities. None of the South Coast Entities owns directly or indirectly any equity interest in, and none of the South Coast Entities has a commitment to purchase any such interest in, any other corporation or in any partnership or other business enterprise or entity, other than the partnership interest in SOCO owned by South Coast.

     4.04 Capitalization.

          (a) South Coast. The authorized capital stock of South Coast consists of 1,000,000 shares of common stock, par value $0.01 per share, of which 100,000 shares are issued and outstanding as of the date hereof, and owned of record and beneficially by the respective South Coast Shareholders in the amounts set forth in Exhibit "B" hereto. Other than the Option Agreement dated as of September 1, 1995, between South Coast, Krenzke, Davis, Duggan and Weisser, Johnson & Co. as identified on Exhibit "B" hereto, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which South Coast may become obligated to issue, assign, transfer or repurchase any shares of the capital stock or other equity interest in South Coast. All of the


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 13 OF 56 PAGES

     South Coast Shares outstanding have been validly issued and are fully paid and nonassessable.

          (b) INEXS. The authorized capital stock of INEXS consists of 100,000 shares of common stock, par value $0.01 per share, of which 10,000 shares are issued and outstanding as of the date hereof, and owned of record and beneficially by the respective INEXS Shareholders in the amounts set forth in Exhibit "B" hereto. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which INEXS may become obligated to issue, assign, transfer or repurchase any shares of the capital stock or other equity interest in INEXS. All of the INEXS Shares outstanding have been validly issued and are fully paid and nonassessable.

          (c) SOCO. All of the partnership interests in SOCO are owned of record and beneficially by South Coast and Energy in the respective percentages set forth in Exhibit "B" hereto. South Coast is the sole general partner and Energy is the sole limited partner of SOCO. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which SOCO may become obligated to issue, assign, transfer or repurchase any partnership interest or other equity interest in SOCO.

     4.05 Financial Statements. The South Coast Entities have provided Araxas the following financial information (collectively, the "South Coast Financial Statements"): (i) unaudited balance sheets of South Coast, SOCO and INEXS as of March 31, 1997, and unaudited statements of income for the fiscal year ended March 31, 1997, in the case of South Coast, for the nine (9) months then ended in the case of INEXS, and for the three (3) months then ended in the case of SOCO. The South Coast Financial Statements which are incorporated into this Agreement for all purposes are complete and correct in all material respects, have been prepared in accordance with GAAP (without required footnote disclosure) consistently applied and present fairly the financial condition of each of the South Coast Entities as of the dates thereof and the results of the operations for the periods covered thereby; provided, however, that the interim financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

     4.06 Absence of Undisclosed Liabilities. There are no liabilities of the South Coast Entities of any kind whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including liability for Taxes that are reasonably likely to have a Material Adverse Effect on the South Coast Entities, except for
(i) liabilities set forth on the face of the South Coast Financial Statements,
(ii) liabilities which have arisen after March 31, 1997, in the ordinary course of business and consistent with past experience and practice, and (iii) liabilities under this Agreement.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 14 OF 56 PAGES

     4.07 Absence of Events. Since March 31, 1997, none of the South Coast Entities has done any of the following:

          (a) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its properties or assets, other than Permitted Encumbrances;

          (b) sold, leased, transferred or otherwise disposed of (i) any South Coast Entities' Oil and Gas Interests that, individually or in the aggregate, were assigned a value in the Reserve Data of $125,000 or more; or (ii) any other assets other than in the ordinary course of business and consistent with prior practice;

          (c) except as set forth on the Disclosure Schedule and other than in the ordinary course of business and consistent with prior practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, reimbursement, pension or severance or vacation pay, to any shareholder, partner, director, officer, employee or agent;

          (d) issued or sold any shares of capital stock or partnership interest or other securities, or issued, granted or sold any options, rights or warrants with respect thereto;

          (e)  paid or declared any dividends or distributions, purchased,
     redeemed, acquired   or retired any indebtedness, equity interest or other
     securities from its equity owners or other security holders, made any loans or advances or guaranteed any loans or advances to any person, or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (f) canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

          (g) amended its certificate or articles of incorporation, certificate of limited partnership, by-laws, or similar documents;

          (h) except as set forth in the Disclosure Schedule, entered into any transaction, contract or commitment other than in the ordinary course of business and consistent with prior practice;

          (i) received any notice of default or termination of any contract, lease or other agreement or suffered any damage, destruction, loss (whether or not covered by insurance)


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 15 OF 56 PAGES
     or any other changes, event or condition which in any case or in the aggregate, has had or may have a Material Adverse Effect on any of the South Coast Entities;

          (j) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

          (k) except as set forth in the Disclosure Schedule, entered into any swap, hedging or similar arrangements, forward sale of production or production sales contract that is either (A) not cancelable on thirty (30) days notice or (B) not tied to an index price, and which remains open on the date hereof; or

          (l) entered into any agreement or made any commitment to take any of the types of actions described in paragraphs (a) through (k) above.

     4.08 Taxes. Each of the South Coast Entities has filed all Tax Returns required to be filed. All such filed Tax Returns were correct and complete in all respects. All Taxes owed by any of the South Coast Entities (whether or not shown on any Tax Return) have been paid. None of the South Coast Entities is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority with respect to any of the South Coast Entities in a jurisdiction where no Tax Return is filed that any of the South Coast Entities is or may be subject to taxation by that jurisdiction. Each of the South Coast Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. To the best knowledge of the South Coast Entities, there is no dispute or claim concerning any liability for Taxes of any of the South Coast Entities claimed or raised by any taxing authority which is not resolved. None of the South Coast Entities is a party to any income tax allocation or sharing agreement, or has at any time been a member of an affiliated group filing a consolidated Federal income tax return.

     4.09 Litigation. There is no legal, administrative, arbitration or other proceeding (other than routine oil and gas field regulatory orders), or governmental investigation, nor any order, decree or judgment in progress, in effect, pending or, to the best knowledge of the South Coast Entities, threatened against any of the South Coast Entities except where such legal, administrative, arbitration or other legal proceeding or governmental investigation which, individually or in the aggregate would not have a Material Adverse Effect.

     4.10 Compliance with Laws, Material Agreements and Permits. None of the South Coast Entities is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (i) its articles of incorporation, certificate of limited partnership, by-laws or partnership agreement, (ii) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (iii) any agreement to which any of the South Coast Entities is a party or to which any of their


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 16 OF 56 PAGES
respective assets is subject or bound, except (in the case of clause (ii) or (iii) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the South Coast Entities. Each of the South Coast Entities has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("South Coast Permits"), except for South Coast Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on South Coast Entities. Each of the South Coast Entities is in compliance with the terms of its South Coast Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on South Coast Entities. No investigation or review by any Governmental Authority with respect to any of the South Coast Entities is pending or, to the knowledge of South Coast Entities, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on South Coast Entities. To the knowledge of South Coast Entities, no party to any South Coast Material Agreement is in material breach of the terms, provisions and conditions of such South Coast Material Agreement.

     4.11 Environmental Matters.  To the knowledge of the South Coast Entities:

          (a) Each of the South Coast Entities has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

          (b) None of the South Coast Entities has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the South Coast Entities is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

          (c) None of the South Coast Entities and no other person has filed any notice under any federal, state or local law indicating that (i) any of the South Coast Entities is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the South Coast Entities;

          (d) None of the South Coast Entities has any contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by any of the South Coast Entities, (ii) the storage or disposal of any Hazardous Material, or (iii) any other claims (including common law claims) with respect to damage to health, safety or the environment;


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 17 OF 56 PAGES

          (e) None of the South Coast Entities has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or relating to any other claims (including common law claims) with respect to damage to health, safety or the environment relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the South Coast Entities;

          (f) No property now or previously owned, leased or operated by any of the South Coast Entities is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (g) None of the South Coast Entities is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) There are no sites, locations or operations at which any of the South Coast Entities is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws or in response to a common law claim or a potential common law claim under Environmental Law; and

          (i) All underground storage tanks and solid waste disposal facilities owned or operated by the South Coast Entities are used and operated in material compliance with Environmental Laws.

     4.12 Books and Records. All books, records and files of the South Coast Entities (including those pertaining to South Coast Entities' Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the South Coast Entities of their respective assets. True and correct copies of all such books, records and files have been made available to Araxas and Equitable.

     4.13 Gas Imbalances. To the knowledge of South Coast Entities, none of the South Coast Entities has received any deficiency payments under gas contracts for which any party has a right to


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 18 OF 56 PAGES
take deficiency gas from any of the South Coast Entities, nor has any of the South Coast Entities received any payments for production which are subject to refund or recoupment out of future production. There is no Oil and Gas Interest with respect to which a South Coast Entity and its predecessors in title to the Oil and Gas Interest have collectively taken more (referred to herein as "over-produced") or less (referred to herein as "under-produced") production from such well than the ownership of such South Coast Entity and such predecessors would entitle such South Coast Entity and such predecessors (absent any gas balancing agreement or arrangement) to receive. There exist no gas balancing arrangements or agreements whereby over-production from wells other than Oil and Gas Interests can be balanced with production from the Oil and Gas Interests. None of the Oil and Gas Interests is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any over-production (whether or not the same was permissible at the time) prior to the date hereof.

     4.14 Calls on Production. No party has a call or preferential right to purchase production from any of South Coast Entities' Oil and Gas Interests.

     4.15 Title to Assets other than Oil and Gas. Except for Oil and Gas Interests which are covered in Section 4.16 hereof, each of the South Coast Entities has good and marketable title to, or valid leasehold interests in, all of the properties and assets used in its business, including, but not limited to, the computer hardware and software listed on Schedule 4.15 attached hereto, and the exclusive right to use in its trade areas its name and any other trademark or servicemark currently utilized by such entity. Except for any Permitted Encumbrance, none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, including, but not limited to, any seismic license arrangement that will cause a payment to be made by Newco or any of the South Coast Entities to the licensor as a result of the transactions contemplated hereby. All of such properties and assets owned or leased are in good operating condition and repair (normal wear and tear excepted).

     4.16 Title to Oil and Gas Interests. The Property Schedule of the South Coast Entities attached hereto as Schedule 4.16 contains a complete and accurate list of each South Coast Entities' Oil and Gas Interests and sets forth the respective Working Interests and Net Revenue Interests of each of the South Coast Entities therein (individually or collectively).

     With respect to the South Coast Entities' Oil and Gas Interests:

          (a) the South Coast Entities (individually or collectively) have Defensible Title to the South Coast Entities' Oil and Gas Interests;

          (b) the Leases and related agreements forming any part of the South Coast Entities' Oil and Gas Interests are in full force and effect and are valid and legally binding


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 19 OF 56 PAGES
     agreements among the parties thereto, their successors and assigns, enforceable in accordance with their terms in all material respects except for applicable bankruptcy and insolvency laws. All rentals, royalties and other payments due and payable under any such Leases and other contracts and agreements forming a part of the South Coast Entities' Oil and Gas Interests have been properly and timely paid and all other obligations under such Leases and related agreements attendant to the ownership of the South Coast Entities' Oil and Gas Interests have been met; and

          (c) except as set forth in the Disclosure Schedule, there are no back-in, reversionary or similar interests (the vesting of which is subject to future production) held by third parties which would reduce the interests of South Coast Entities in the South Coast Entities' Oil and Gas Interests from that shown on the Property Schedule.

     4.17 Oil and Gas Operations. All wells included in the Oil and Gas Interests of the South Coast Entities have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable Leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the South Coast Entities. Proceeds from the sale of Hydrocarbons produced from South Coast Entities' Oil and Gas Interests are being received by the South Coast Entities in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $125,000 and held in suspense in the ordinary course of business). None of the South Coast Oil and Gas Interests are subject to production curtailments, and, to the knowledge of the South Coast Entities, no such production curtailment is pending or threatened.

     4.18 Certain Business Relationships or Transactions With Affiliates. The Disclosure Schedule sets forth a complete and accurate list of any agreement, contract, arrangement or understanding to which any of the South Coast Entities is a party for the direct or indirect benefit of any of the South Coast Owners (or, as the case may be, their family members, directors, officers or employees, or other affiliates). None of the South Coast Owners (or, as the case may be, their family members, directors, officers or employees, or other affiliates) (i) has been involved in any material transaction or business arrangement or relationship with any of the South Coast Entities in the past twelve (12) months or (ii) owns any material asset, tangible or intangible, which is used in the business of the South Coast Entities.

     4.19 No Guaranties. None of the South Coast Entities has directly or indirectly guaranteed the obligations or liabilities of any other person, firm or corporation.

     4.20 Employee Benefit Plan. The Disclosure Schedule contains a complete list of all plans for the benefit of the employees of any of the South Coast Entities. No such employee benefit plan is a "Defined Benefit Plan" as defined in Section 3(35) of ERISA. To the knowledge of the South


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 20 OF 56 PAGES

Coast Entities, each such employment benefit plan which is an "Employee Welfare Benefit Plan" or an "Employee Pension Benefit Plan" as defined in Section 3(1) or Section 3(2), respectively, of ERISA is and has been administered in material compliance with all applicable requirements of ERISA and all regulations promulgated thereunder by the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation.

     4.21 Broker/Finders.   Except as set forth on the Disclosure Schedule, no
broker, finder, investment banker or other person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage or investment bankers fees, commissions or finders fees based on any arrangement made by or on behalf of any of the South Coast Entities or any of the South Coast Principals and for which any party hereto will have any liability or obligation.

     4.22 Royalties. To the knowledge of the South Coast Entities, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the South Coast Oil and Gas Interests, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all material respects, except for those for which any of the South Coast Entities has a valid right to suspend.

     4.23 Plugging and Abandonment Liabilities. None of the South Coast Entities, has any obligation under contract, applicable statutes or regulations to plug and/or dismantle any well.

     4.24 Prepayments. No prepayment for Hydrocarbon sales has been received by any of the South Coast Entities for Hydrocarbons which have not been delivered as of the date hereof.

     4.25 Hedging Activities. Except as set forth in the Disclosure Schedule, the South Coast Entities do not participate in any hedging activities.

     4.26 Disclosure. No representation or warranty of the South Coast Entities set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.


                                   ARTICLE V

                 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
                              SOUTH COAST OWNERS

     As a material part of the consideration for this Agreement, except as disclosed in the Disclosure Schedule specifically referring to this Article V, each of the South Coast Owners, severally and not jointly, represents and warrants to Araxas and Newco as of the date of this Agreement and as of the Closing Date as follows:


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 21 OF 56 PAGES

     5.01 Title to South Coast Ownership Interests. Such party owns beneficially and of record all right, title and interest in and to the South Coast Shares, INEXS Shares and the SOCO Partnership Interest indicated as owned by such person on Exhibit "B" hereto, and shall assign, transfer and deliver good, valid and legal title to such South Coast Shares, INEXS Shares and SOCO Partnership Interest, to Newco pursuant to this Agreement, free and clear of all liens, claims, encumbrances and restrictions whatsoever. Without in any way limiting the generality of the foregoing, each of the South Coast Owners hereby waives, releases and extinguishes any and all rights and options which each such South Coast Owner has or may have to purchase any of the South Coast Ownership Interests held by any other South Coast Owner, or to require any other South Coast Owner to first offer to sell such South Coast Ownership Interest to any of the South Coast Entities or South Coast Owners.

     5.02 Authority. Such party has full right, power, capacity and authority to enter into this Agreement and to perform the obligations of such party under this Agreement, and has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by Araxas and Rowsey, and the binding effect thereon, this Agreement constitutes, and the documents and assignments to be delivered at Closing by each of the South Coast Owners ("South Coast Owner Documents"), when so executed and delivered by such party will constitute, legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms. Neither the execution and delivery of this Agreement and the South Coast Owner Documents nor the consummation by each such party of the transactions contemplated herein or therein violates or will violate, or conflicts with or will conflict with, or constitutes a default under, any contract, commitment, lease, agreement, understanding, arrangement or restriction of any kind to which such party is a party or by which such party or its properties may be bound.

     5.03 Securities Laws and Certain Stockholder Agreements. Such party understands and agrees, and represents and warrants as follows:

          (i) the Newco Common Stock and Newco Notes to be issued to such party at the Closing have not been registered under the Securities Act or any applicable state securities laws;

          (ii) each is or will be at the Closing an "accredited investor" as defined in Regulation D under the Securities Act with respect to the Newco Common Stock and Newco Notes;

          (iii) each understands that the shares of Newco Common Stock and the Newco Notes being issued at the Closing will be characterized as "restricted securities" under the Securities Act and may not be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act and any applicable state


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 22 OF 56 PAGES
     securities laws or pursuant to exemptions therefrom (which exemption will be confirmed by an opinion of counsel acceptable to Newco);

          (iv) an appropriate legend reflecting the restrictions on transfer will be placed on the certificates representing the Newco Common Stock and Newco Notes to be issued pursuant to this Agreement;

          (v) such party shall, after the Closing, cause the designated representatives of the South Coast Owners and Araxas Owners to be nominated as directors of Newco, and further agrees to vote the shares of Newco Common Stock acquired by such party hereunder for all such nominees, in accordance with Section 9.10 hereof; and

          (vi) such party is acquiring the Newco Common Stock and Newco Notes for investment for such party's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

     5.04 Tax Representations. To the knowledge of each South Coast Owner, each of the following representations are true, correct and complete and will continue to be true, correct and complete as of the Closing Date:

          (i) the Newco Common Stock to be issued to such party at the Closing will not be issued in satisfaction of indebtedness of Newco or interest on indebtedness of Newco;

          (ii) the transfers of the South Coast Ownership Interests to Newco are not the result of the solicitation of a promoter, broker, or investment house;

          (iii) Newco will not assume any liabilities of such party in connection with the transactions contemplated by this Agreement, or receive the South Coast Ownership Interests of such party subject to any liabilities;

          (iv) there is no indebtedness between Newco and such South Coast Owner and there will be no indebtedness created in favor of such South Coast Owner as a result of this transaction, except with respect to the Newco Notes and any indebtedness of Newco pursuant to the Bridge Financing;

          (v) taking into account the issuance of Newco Common Stock pursuant to this Agreement and the transactions contemplated at or in connection with the Closing, the Araxas Owners and South Coast Owners, collectively, will be in "control" of Newco within the meaning of Section 368(c) of the Code on the Closing Date. For this purpose, "control" means the ownership of stock in Newco possessing at least 80% of the total combined voting


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 23 OF 56 PAGES
     power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of Newco;

          (vi) such South Coast Owner will receive Newco Common Stock (and, as provided in Exhibit "B", Newco Notes) at the Closing approximately equal to the fair market value of the South Coast Ownership Interests transferred by such party to Newco;

          (vii) such South Coast Owner will pay its or his own expenses, if any, incurred in connection with the transactions contemplated pursuant to this Agreement;

          (viii) such South Coast Owner is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code) and the Newco Common Stock to be received in the transaction will not be used to satisfy any indebtedness of such party;

          (ix) no Newco Common Stock issued to such South Coast Owner pursuant to this Agreement will be issued for services rendered, or to be rendered, to or for the benefit of Newco; and

          (x) such South Coast Owner has no plan or intention to sell, exchange, or otherwise dispose of any of the Newco Common Stock to be received by such party pursuant hereto.


                                  ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF ARAXAS

     As a material part of the consideration for this Agreement, except as disclosed in the Disclosure Schedule specifically referring to this Article VI, Araxas represents and warrants to Newco and the South Coast Owners as of the date of this Agreement and as of the Closing Date as follows:

     6.01 Organization, Standing and Qualification. Each of the Araxas Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Each of the Araxas Companies has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or
operated.   Each of the Araxas Companies is qualified and in good standing to do business in all states in which the nature of its business requires it to be qualified.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 24 OF 56 PAGES

     6.02 Execution, Delivery and Performance of Agreement; Authority.
Araxas has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Araxas will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Araxas' certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, or to the knowledge of Araxas, any law, ordinance, rule or regulation or any order, judgment or decree to which any of the Araxas Companies is a party or by which it may be bound or affected. The execution and delivery by Araxas of this Agreement and the documents to be delivered by Araxas on or before Closing pursuant to this Agreement ("Araxas Closing Documents") have been, or will at Closing be, duly and validly authorized by all necessary corporate actions of Araxas. Assuming the due authorization, execution and delivery by each of the South Coast Owners and South Coast Entities, and the binding effect thereon, this Agreement constitutes, and the Araxas Closing Documents when executed and delivered by Araxas will constitute, legal, valid and binding obligations of Araxas enforceable against it in accordance with their respective terms.

     6.03 Other Entities. Except for the Araxas Companies that are Subsidiaries, Araxas has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership or other business enterprise or entity.

     6.04 Capitalization.  The authorized capital stock of Araxas consists of
(i) 4,900,000 shares of common stock, par value $0.01 per share, of which 120,084.65 shares are issued and outstanding as of the date hereof, and (ii) 100,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. The shares of Araxas Common Stock are owned of record and beneficially by the persons and in the amounts set forth in Exhibit "E" hereto. Except as set forth in Exhibit "E" or in the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Araxas may become obligated to issue, assign, transfer or repurchase any shares of the capital stock or other equity interest of Araxas. All of the Araxas Common Stock outstanding has been validly issued and is fully paid and nonassessable. Araxas owns record and beneficial title to all of the outstanding capital stock of each of Araxas Exploration, Inc. and Araxas SPV-I, Inc. (the "Araxas Subs"), free and clear of all liens, claims and encumbrances, except liens securing funded debt of the Araxas Companies disclosed pursuant hereto. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which any of the Araxas Subs may become obligated to issue, assign, transfer or repurchase any shares of their respective capital stock or other equity interests in any of them. All of the outstanding shares of capital stock of the Araxas Subs have been validly issued and are fully paid and nonassessable


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 25 OF 56 PAGES

     6.05 Financial Statements. Araxas has furnished or made available to Newco (i) its audited consolidated financial statements for each of the fiscal years in the three-year period ended December 31, 1996, including balance sheets as of the end of 1995 and 1996 and statements of income, cash flows and shareholders' equity for each of the three years then ended (collectively, the "Araxas Audited Financial Statements") and (ii) its unaudited balance sheet as of March 31, 1997 (the "Araxas Unaudited Interim Balance Sheet") and unaudited statements of income, cash flows and shareholders' equity for the three month period ended March 31, 1997 (collectively the "Araxas Unaudited Interim Financial Statements.") (The Araxas Audited Financial Statements and the Araxas Unaudited Interim Financial Statements are sometimes collectively referred to herein as the "Araxas Financial Statements"). The Araxas Financial Statements which are incorporated into this Agreement for all purposes are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition of the Araxas Companies as at the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby; provided, however, that the Araxas Unaudited Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes.

     6.06 Absence of Undisclosed Liabilities. None of the Araxas Companies has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including liability for Taxes), except for (i) liabilities set forth on the face of the Araxas Financial Statements, (ii) liabilities which have arisen after the date of the Araxas Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past experience and practice, and (iii) liabilities under this Agreement.

     6.07 Absence of Events. Since March 31, 1997, none of the Araxas Companies has done any of the following:

          (a) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its properties or assets, other than Permitted Encumbrances;

          (b) sold, leased, transferred or otherwise disposed of (i) any Araxas Companies' Oil and Gas Interests that, individually or in the aggregate, were assigned a value in the Reserve Data of $250,000 or more; or (ii) any other assets other than in the ordinary course of business and consistent with prior practice;

          (c) other than in the ordinary course of business and consistent with prior practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 26 OF 56 PAGES
     or otherwise, any bonus, extra compensation, reimbursement, pension or severance or vacation pay, to any shareholder, partner, director, officer, employee or agent;

          (d) issued or sold any shares of capital stock or partnership interest or other securities, or issued, granted or sold any options, rights or warrants with respect thereto;

          (e)  paid or declared any dividends or distributions, purchased,
     redeemed, acquired   or retired any indebtedness, equity interest or other
     securities from its equity owners or other security holders, made any loans or advances or guaranteed any loans or advances to any person, or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

          (f) canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

          (g) amended its certificate or articles of incorporation, certificate of limited partnership, by-laws, or similar documents;

          (h) entered into any transaction, contract or commitment other than in the ordinary course of business and consistent with prior practice;

          (i) received any notice of default or termination of any Material Araxas Contract or suffered any damage, destruction, loss (whether or not covered by insurance) or any other change, event or condition which in any case or in the aggregate, has had or may have a Material Adverse Effect on the Araxas Companies;

          (j) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body;

          (k) except as set forth in the Disclosure Schedule, entered into any swap, hedging or similar arrangements, forward sale of production or production sales contract that is either (A) not cancelable on thirty (30) days notice or (B) not tied to an index price, and which remains open on the date hereof; or

          (l) entered into any agreement or made any commitment to take any of the types of actions described in paragraphs (a) through (k) above.

     6.08 Compliance with Laws, Material Agreements and Permits. None of the Araxas Companies is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (i) its articles of incorporation, certificate of limited partnership, by-laws or partnership agreement, (ii) any


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 27 OF 56 PAGES
applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (iii) any agreement to which any of the Araxas Companies is a party or to which any of their respective assets is subject or bound, except (in the case of clause (ii) and (iii) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Araxas Companies. Each of the Araxas Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Araxas Companies Permits"), except for Araxas Companies Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Araxas Companies. Each of the Araxas Companies is in compliance with the terms of its Araxas Companies Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Araxas Companies. No investigation or review by any Governmental Authority with respect to any of the Araxas Companies is pending or, to the knowledge of Araxas, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Araxas Companies.

     6.09 Environmental Matters.  To the knowledge of Araxas:

          (a) Each of the Araxas Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

          (b) None of the Araxas Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Araxas Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

          (c) None of the Araxas Companies and no other person has filed any notice under any federal, state or local law indicating that (i) any of the Araxas Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Araxas Companies;

          (d) None of the Araxas Companies has any contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by any of the Araxas Companies, (ii) the storage or disposal of any Hazardous Material, or (iii) any other claims (including common law claims) with respect to damage to health, safety or the environment;


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 28 OF 56 PAGES

          (e) None of the Araxas Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law or relating to any other claims (including common law claims) with respect to damages to health, safety or the environment relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Araxas Companies;

          (f) No property now or previously owned, leased or operated by any of the Araxas Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (g) None of the Araxas Companies is directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) There are no sites, locations or operations at which any of the Araxas Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws or in response to a common law claim or a potential common law claim under Environmental Law; and

          (i) All underground storage tanks and solid waste disposal facilities owned or operated by the Araxas Companies are used and operated in material compliance with Environmental Laws.

     6.10 Title to Non Oil and Gas Properties. Except for Oil and Gas Interests which are covered in Section 6.11 hereof, the Araxas Companies have good and marketable title to, or valid leasehold interests in, all of the properties and assets used in the business of such entities, including but not limited to, computer hardware and software individually valued at more than $25,000 which are identified on Schedule 6.10 hereto. Except for any Permitted Encumbrance, none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, including, but not limited to, any seismic license arrangement that will cause a payment to be made by Newco or any of the Araxas Companies to the licensor as a result of the transactions contemplated hereby. All of


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 29 OF 56 PAGES
such properties and assets owned or leased by the Araxas Companies are in good operating condition and repair (normal wear and tear excepted).

     6.11 Title to Oil and Gas Properties. The Property Schedule of Araxas attached hereto as Schedule 6.11, contains a complete and accurate list of each of the Araxas Companies' Oil and Gas Interests, and sets forth the respective Working Interests and Net Revenue Interests of the Araxas Companies therein (individually or collectively).

     With respect to the Araxas Companies' Oil and Gas Interests:

          (a) the Araxas Companies (individually or collectively) have Defensible Title to the Araxas Companies' Oil and Gas Interests;

          (b) the Leases and related agreements forming any part of the Araxas Companies' Oil and Gas Interests are in full force and effect and are valid and legally binding agreements among the parties thereto, their successors and assigns, enforceable in accordance with their terms in all material respects except for applicable bankruptcy and insolvency laws. All rentals, royalties and other payments due and payable under any such Leases and other contracts and agreements forming a part of the Araxas Companies' Oil and Gas Interests have been properly and timely paid and all other obligations under such Leases and related agreements attendant to the ownership of the Araxas Companies' Oil and Gas Interests have been met; and

          (c) there are no back-in, reversionary or similar interests (the vesting of which is subject to future production) held by third parties which would reduce the interests of the Araxas Companies in the Araxas Companies' Oil and Gas Interests from that shown on the Property Schedule.

     6.12 Broker/Finders. No broker, finder, investment banker or other person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage or investment bankers fees, commissions or finders fees based on any arrangement made by or on behalf of any of the Araxas Companies and for which any party hereto will have any liability or obligation.

     6.13 Royalties. To the knowledge of Araxas as to wells not operated by the Araxas Companies, and without qualification as to knowledge as to all wells operated by the Araxas Companies, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Araxas Companies' Oil and Gas Interests, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all material respects, except for those for which any of the Araxas Companies has a valid right to suspend.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 30 OF 56 PAGES

     6.14 Litigation. There is no legal, administrative, arbitration or other proceeding (other than routine oil and gas field regulatory orders), or governmental investigation, nor any order, decree or judgment in progress, in effect, pending or, to the best knowledge of Araxas, threatened against any of the Araxas Companies except where such legal, administrative, arbitration or other legal proceeding or governmental investigation which, individually or in the aggregate would not have a Material Adverse Effect.

     6.15 Taxes. Each of the Araxas Companies has filed all Tax Returns required to be filed or has filed extensions with respect to such Tax Returns. All such filed Tax Returns were correct and complete in all respects. All Taxes owed by the Araxas Companies (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority with respect to any of the Araxas Companies in a jurisdiction where no Tax Return is filed that any of the Araxas Companies is or may be subject to taxation by that jurisdiction. Each of the Araxas Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. To the best knowledge of Araxas, there is no dispute or claim concerning any liability for Taxes of any of the Araxas Companies claimed or raised by any taxing authority which is not resolved. Except with respect to the affiliated group which the Araxas Companies comprise, none of the Araxas Companies is a party to any income tax allocation or sharing agreement, or has at any time been a member of any other affiliated group filing a consolidated Federal income tax return.

     6.16 Books and Records. All books, records and files of the Araxas Companies (including those pertaining to the Araxas Companies' Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the Araxas Companies of their respective assets. True and correct copies of all such books, records and files have been made available to the South Coast Entities and Equitable.

     6.17 Gas Imbalances. To the knowledge of Araxas and except as identified on the Disclosure Schedule, none of the Araxas Companies has received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from any of the Araxas Companies, nor has any of the Araxas Companies received any payments for production which are subject to refund or recoupment out of future production. There is no Oil and Gas Interest with respect to which any of the Araxas Companies and their predecessors in title to the Araxas Oil and Gas Interests have collectively taken more (referred to herein as "over-produced") or less (referred to herein as "under-produced") production from such well than the ownership would entitle the Araxas Companies and such predecessors to receive (absent any gas balancing agreement or arrangement). There exist no gas balancing arrangements or agreements whereby over-production from wells other than Araxas Oil and Gas Interests can be balanced with production from the Oil and


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 31 OF 56 PAGES

Gas Interests. None of the Araxas Oil and Gas Interests is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any over-production (whether or not the same was permissible at the time) prior to the date hereof.

     6.18 Hedging Activities. Except as set forth in the Disclosure Schedule, the Araxas Companies do not participate in any hedging activities.

     6.19 Certain Business Relationships or Transactions With Affiliates. The Disclosure Schedule sets forth a complete and accurate list of any agreement, contract, arrangement or understanding to which any of the Araxas Companies is a party for the direct or indirect benefit of any of the Araxas Owners (or, as the case may be, their family members, directors, officers or employees, or other affiliates). None of the Araxas Owners (or, as the case may be, their family members, directors, officers or employees, or other affiliates) (i) has been involved in any material transaction or business arrangement or relationship with any of the Araxas Companies in the past twelve (12) months or (ii) owns any material asset, tangible or intangible, which is used in the business of the Araxas Companies.

     6.20 No Guaranties. None of the Araxas Companies has directly or indirectly guaranteed the obligations of or liabilities of any other person, firm or corporation.

     6.21 Employee Benefit Plans. The Disclosure Schedule contains a complete list of all plans for the benefit of the employees of any of the Araxas Companies. No such employee benefit plan is a "Defined Benefit Plan" as defined in Section 3(35) of ERISA. To the knowledge of Araxas, each such employment benefit plan which is an "Employee Welfare Benefit Plan" or an "Employee Pension Benefit Plan" as defined in Section 3(1) or Section 3(2), respectively, of ERISA is and has been administered in material compliance with all applicable requirements of ERISA and all regulations promulgated thereunder by the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation.

     6.22 Plugging and Abandonment Liabilities. Except as reflected in the Araxas Audited Financial Statements or in the Disclosure Schedule, none of the Araxas Companies has any obligation under applicable contract, statute or regulation to plug and dismantle any well.

     6.23 Prepayments. No prepayment for Hydrocarbon sales has been received by any of the Araxas Companies for Hydrocarbons which have not been delivered as of the date hereof.

     6.24 Calls on Production. Except as set forth in the Disclosure Schedule, no party has a call or a preferential right to purchase production from any of the Araxas Companies' Oil and Gas Interests.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 32 OF 56 PAGES

     6.25 Oil and Gas Operations. All wells included in the Oil and Gas Interests of the Araxas Companies have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable Leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Araxas Companies. Proceeds from the sale of Hydrocarbons produced from Araxas Companies' Oil and Gas Interests are being received by the Araxas Companies in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business). None of the Araxas Oil and Gas Interests are subject to production curtailments, and, to the knowledge of the Araxas Companies, no such production curtailment is pending on threatened.

     6.26 Disclosure. No representation or warranty of Araxas set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.


                                  ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     As a material part of the consideration for this Agreement, except as disclosed in the Disclosure Schedule, Newco represents and warrants to the South Coast Owners and Araxas as of the date of this Agreement and as of the Closing Date as follows:

     7.01 Organization, Standing and Qualification. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties, if any, as and in the places where such business is now conducted and such
properties, if any, are now owned, leased or operated.   Newco is qualified and
in good standing to do business in all states in which the nature of its business requires it to be qualified.

     7.02 Execution, Delivery and Performance of Agreement; Authority. The execution, delivery and performance of this Agreement by Newco will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Newco's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, or to the knowledge of Newco, any law, ordinance, rule or regulation or any order, judgment or decree to which Newco is a party or by which it may be bound or affected. Newco has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, and all corporate or other proceedings required to be


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 33 OF 56 PAGES
taken by Newco to authorize the execution, delivery and performance of this Agreement and the agreements and documents to be delivered by Newco on or before the Closing pursuant to this Agreement ("Newco Closing Documents"), have been, or will at Closing be, duly and validly authorized by all necessary corporate action of Newco. Assuming the due authorization, execution and delivery by each of the other parties hereto, and the binding effect thereon, this Agreement constitutes, and the Newco Closing Documents when executed and delivered by Newco will constitute, legal, valid and binding obligations of Newco enforceable against Newco in accordance with their respective terms.

     7.03 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, and the transactions contemplated hereby, and except for the financing transactions contemplated in Section 9.08 hereof (the "Financing Transactions"). After the Closing Date, Newco intends to operate, directly or indirectly, the trades or businesses conducted by the Araxas Companies and the South Coast Entities, and has no intention to sell any of the assets of any of such entities except as contemplated in the ordinary course of business.

     7.04 Other Entities. Newco has no wholly-or partially-owned Subsidiaries. Newco has no interest, direct or indirect, and, except as contemplated by this Agreement, has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership or other business enterprise or entity.

     7.05 Capitalization. The authorized capital stock of Newco consists of (i) 10,000,000 shares of common stock, par value $0.001 per share, of which one (1) share is issued and outstanding as of the date hereof, and owned of record and beneficially by Rowsey, and (ii) 100,000 shares of preferred stock, par value $0.001 per share, none of which is outstanding. Except as provided by this Agreement and the Financing Transactions, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Newco may become obligated to issue, assign or transfer any shares of the capital stock. The outstanding share of Newco
Common Stock has been validly issued and is fully paid and nonassessable.

     7.06 Litigation. There is no legal, administrative, arbitration or other proceeding or governmental investigation nor any order, decree or judgment in progress, pending or, to the best knowledge of Newco, threatened against Newco.

     7.07 No Guaranties. Except pursuant to the Financing Transactions, Newco has not directly or indirectly guaranteed the obligations or liabilities of any other person, firm or corporation.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 34 OF 56 PAGES

     7.08 Broker/Finders. No broker, investment banker or finder is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage or investment bankers fees, commissions or finders fees based on any arrangement or agreement made by or on behalf of Newco and for which any party hereto will have any liability or obligation.

     7.09 Newco Common Stock. The Newco Common Stock issued at the Closing pursuant to Sections 2.04 and 3.06(b) hereof is issued in exchange for property and not services rendered, or to be rendered, to or for the benefit of Newco. There is no plan or intention for Newco to redeem, directly or indirectly, any of the shares of Newco Common Stock issued pursuant to this Agreement.

     7.10 Tax Representations. To the knowledge of Newco, each of the following representations are true, correct and complete and will continue to be true, correct and complete as of the Closing Date:

          (i) no Newco Common Stock issued pursuant to this Agreement will be issued in satisfaction of indebtedness of Newco or of interest on indebtedness of Newco;

          (ii) the transfers of the Araxas Common Stock and the South Coast Ownership Interests to Newco are not the result of the solicitation of a promoter, broker, or investment house;

          (iii) there is no indebtedness between Newco and any Araxas Owner or South Coast Owner, and there will be no indebtedness of Newco created in favor of any Araxas Owner or South Coast Owner as a result of this transaction, except with respect to the Newco Notes and in connection with the Bridge Financing;

          (iv) taking into account the issuance of Newco Common Stock pursuant to this Agreement and the transactions contemplated at or in connection with the Closing, the Araxas Owners and South Coast Owners, collectively, will be in "control" of Newco within the meaning of Section 368(c) of the Code on the Closing Date. For this purpose, "control" means the ownership of stock in Newco possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of Newco;

          (v) the Araxas Owners and the South Coast Owners each as a group will receive, at the Closing, Newco Common Stock (and, as provided in Exhibit "B", Newco Notes) approximately equal to the fair market value of the assets transferred to Newco;

          (vi) each of the parties to the transactions contemplated pursuant to this Agreement will pay its or his own expenses, if any, incurred in connection with such transaction; and


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 35 OF 56 PAGES

          (vii) no Araxas Owner has any plan or intention to sell, exchange or otherwise dispose of any of the Newco Common Stock to be received pursuant to this Agreement.


                                 ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES OF ROWSEY

     As a material part of the consideration for this Agreement, except as disclosed in the Disclosure Schedule specifically referring to this Article VIII, Rowsey represents and warrants to Newco and the South Coast Owners as of the date of this Agreement and as of the Closing Date as follows:

     8.01 Title to Araxas Common Stock. Rowsey owns beneficially and of record all right, title and interest in and to 75,000 shares of Araxas Common Stock.
In his capacity as a shareholder of Araxas, Rowsey will vote in favor of the Araxas Acquisition, and, at the Effective Time, will deliver certificates representing such shares of Araxas Common Stock to Newco pursuant to Section
3.07 hereof. Rowsey has, and will deliver to Newco, good, valid and legal title to all such shares of Araxas Common Stock owned by him, free and clear of all liens, claims, encumbrances and restrictions whatsoever.

     8.02 Authority. Rowsey has full right, power, capacity and authority to enter into this Agreement and to perform his obligations under this Agreement, and has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by each of the other parties hereto, and the binding effect thereon, this Agreement constitutes, and the documents to be delivered at Closing by Rowsey ("Rowsey Closing Documents"), when executed and delivered by Rowsey will constitute, legal, valid and binding obligations of Rowsey enforceable against Rowsey in accordance with their respective terms. Neither the execution and delivery of this Agreement and the Rowsey Closing Documents nor the consummation by Rowsey of the transactions contemplated herein or therein violates or will violate, or conflicts with or will conflict with, or constitutes a default under, any contract, commitment, lease, agreement, understanding, arrangement or restriction of any kind to which Rowsey is a party or by which Rowsey or his properties may be bound.

     8.03 Securities Laws and Certain Shareholder Covenants. Rowsey understands, agrees and represents and warrants as follows:

          (i) the Newco Common Stock to be issued to such party at the Closing has not been registered under the Securities Act or any applicable state securities laws;


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 36 OF 56 PAGES

          (ii) he is or will be at the Closing an "accredited investor" as defined in Regulation D under the Securities Act with respect to the Newco Common Stock;

          (iii) he understands that the shares of Newco Common Stock being issued to Rowsey at the Closing will be characterized as "restricted securities" under the Securities Act and may not be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act and any applicable state securities laws or pursuant to exemptions therefrom (which exemption will be confirmed by an opinion of counsel acceptable to Newco);

          (iv) an appropriate legend reflecting the restrictions on transfer will be placed on the certificates representing the Newco Common Stock to be issued to Rowsey pursuant to this Agreement;

          (v) such party shall, after the Closing, cause the designated representatives of the South Coast Owners and Araxas Owners to be nominated as directors of Newco, and further agrees to vote the shares of Newco Common Stock owned by Rowsey for all such nominees, in accordance with
     Section 9.10 hereof; and

          (vi) such party is acquiring the Newco Common Stock for investment for such party's own account, not as agent or nominee, and not with a view to the resale or distribution of any part thereof.

     8.04 Tax Representations. To the knowledge of Rowsey, each of the following representations are true, correct and complete and will continue to be true, correct and complete as of the Closing Date:

          (i) the Newco Common Stock to be issued to such party at the Closing will not be issued in satisfaction of indebtedness of Newco or interest on indebtedness of Newco;

          (ii) such party's transfer of the Araxas Common Stock to Newco is not the result of the solicitation of a promoter, broker, or investment house;

          (iii) Newco will not assume any liabilities of such party in connection with the transactions contemplated by this Agreement, or receive the Araxas Common Stock of such party subject to any liabilities;

          (iv) there is no indebtedness between Newco and Rowsey and there will be no indebtedness created in favor of Rowsey as a result of this transaction;


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 37 OF 56 PAGES

          (v) taking into account the issuance of Newco Common Stock pursuant to this Agreement and the transactions contemplated at or in connection with the Closing, the Araxas Owners and South Coast Owners, collectively, will be in "control" of Newco within the meaning of Section 368(c) of the Code on the Closing Date. For this purpose, "control" means the ownership of stock in Newco possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of Newco;

          (vi) Rowsey will receive Newco Common Stock approximately equal to the fair market value of the Araxas Common Stock which he transfers to Newco;

          (vii) Rowsey has incurred no expenses in connection with the transactions contemplated pursuant to this Agreement;

          (viii) Rowsey is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code) and the Newco Common Stock to be received by Rowsey in the transaction will not be used to satisfy any indebtedness of Rowsey;

          (ix) no Newco Common Stock issued to Rowsey pursuant to this Agreement will be issued for services rendered, or to be rendered, to or for the benefit of Newco; and

          (x) Rowsey has no plan or intention to sell, exchange or otherwise dispose of any of the Newco Common Stock to be received by such party pursuant hereto.

                                  ARTICLE IX

                                   COVENANTS

     9.01 Access to Records and Properties. Except to the extent limited by agreement with third parties, between the date of this Agreement and the Closing Date, Newco, Araxas and the South Coast Entities shall give each other full access to all their respective premises, properties and books and records and will cause their respective employees, agents and representatives to furnish the other with financial and operating data and other information with respect to each such other party as the other from time to time reasonably requests; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of their respective businesses. Any such furnishing of such information to the parties or any investigation by the parties, shall not affect each party's right to rely on any representations and warranties made in this Agreement. Except as required by law, all information furnished pursuant hereto shall not be disclosed and shall be kept confidential from all third parties without the consent of the party who furnished such information. In the event of any termination of this Agreement, each


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 38 OF 56 PAGES
party will return all documents, work papers and other materials (including all copies thereof) obtained pursuant hereto and in connection with the transactions contemplated hereby, and for a period of one (1) year after such termination (i) will use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement, except to the extent required by law or unless such information is readily ascertainable from public or published information or trade sources, and (ii) will not use any of the information obtained in connection with the transactions contemplated by this Agreement, except in connection with such transactions.

     9.02 Operation of the Business.

          (a) South Coast Entities. From the date hereof to the Closing Date, except to the extent that Araxas shall otherwise consent, the South Coast Entities shall operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, shall use their best efforts to preserve intact their respective present business organizations and relationships with persons having dealings with them. In addition, the South Coast Entities shall promptly notify Araxas of (i) the receipt by any of the South Coast Entities of any notice or claim, written or oral, of default or breach by any of the South Coast Entities, or of any modification, termination or cancellation, or threat of termination or cancellation, of any South Coast Material Agreement; (ii) any loss of, damage to, or disposition of any of the South Coast Entities' Oil and Gas Interests having a value of at least $125,000 attributable to it in the Reserve Data; and (iii) after receipt of notice thereof by any of the South Coast Entities, give notice to Araxas of any claim or litigation, threatened or instituted, against any of the South Coast Entities, or of any other event or circumstance that has or may have a Material Adverse Effect on the South Coast Entities. Without the consent of Araxas, the South Coast Entities (individually or in the aggregate) shall be prohibited from (iv) entering into any single contract, commitment, indebtedness or liability in excess of $125,000; (v) making any change in the outstanding equity interests of any such entities, granting any options, rights, calls or any other similar commitment or agreement with respect to the equity interest of such entities, from declaring any dividend or other distribution in respect of the equity interest of such entities or from repurchasing any outstanding equity interest; and (vi) increasing the compensation payable or to become payable by any such entities to any of its officers, directors, employees or other agents, other than in the ordinary course of business.

          (b) Araxas Companies. From the date hereof to the Closing Date, except to the extent the South Coast Entities shall otherwise consent, Araxas shall operate the business of the Araxas Companies substantially as presently operated and only in the ordinary course and, consistent with such operation, shall use its best efforts to preserve intact its business organization and relationships. In addition, Araxas shall promptly notify the South Coast Entities of (i) the receipt by any of the Araxas Companies of any notice or claim, written or oral, of default or breach by any of the Araxas Companies, or of any modification,


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 39 OF 56 PAGES
     termination or cancellation, or threat of termination or cancellation, of any Araxas Material Agreement; (ii) any loss of, damage to, or disposition of any of the Araxas Companies' Oil and Gas Interests having a value of at least $250,000 attributable to it in the Reserve Data; and (iii) after receipt of notice thereof by any of the Araxas Companies, give notice to the South Coast Principals of any claim or litigation, threatened or instituted, against any of the Araxas Companies, or of any other event or circumstance that has or may have a Material Adverse Effect on the Araxas Companies. Without the consent of the South Coast Entities, Araxas shall prohibit any of the Araxas Companies (individually or in the aggregate) from (iv) entering into any single contract, commitment, indebtedness or liability in excess of $250,000; (v) making any change in the outstanding equity interests of any such entities, granting any options, rights, calls or any other similar commitment or agreement with respect to the equity interest of such entities, from declaring any dividend or other distribution in respect of the equity interest of such entities or from repurchasing any outstanding equity interests; and (vi) increasing the compensation payable or to become payable by any such entities to any of its officers, directors, employees or other agents, other than in the ordinary course of business.

     9.03 Consents. The parties shall each use their best efforts to obtain the consent or approval of each person or Governmental Authority whose consent or approval shall be required in order to permit consummation of the transactions contemplated by this Agreement.

     9.04 Announcements. All pre-Closing and post-Closing press releases, and other public announcements with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by Newco prior to the issuance thereof; provided, however, (i) any pre-Closing press release of Newco also shall be approved prior to the issuance thereof by Krenzke, and (ii) in the case of any press release by Equitable, such approval shall not be required for (but Newco shall be consulted in advance of) any press release or announcement required or advisable under applicable law or obligations pursuant to any listing agreement with a national securities exchange.

     9.05 Exclusivity. Prior to the Closing Date, the South Coast Owners, South Coast Entities, the Araxas Companies and Rowsey shall refrain from, directly or indirectly, through any officer, director, agent or otherwise, soliciting, initiating or encouraging submission of proposals or offers from any person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, any of the South Coast Entities or Araxas Companies, or any merger, consolidation or business combination or similar transaction with any of the South Coast Entities or Araxas Companies, or participating in any discussions or negotiations regarding, furnishing to any other person any confidential information with respect to, or otherwise cooperating in any way with, or participating in, facilitating or encouraging any effort or attempt by any other person to do or seek any of the foregoing.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 40 OF 56 PAGES

     9.06 Notification of Certain Matters.  The Araxas Companies and/or
Rowsey shall give prompt notice to the South Coast Owners of, and the South Coast Entities and/or the South Coast Owners shall give prompt notice to Araxas of, (i) any representation or warranty contained herein and made by such party or parties being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of such party or parties contained herein to be untrue or inaccurate on the Closing Date, or (iii) any failure of a party or of the parties to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it or them hereunder.

     9.07 Shareholder Approval. Prior to the Closing Date, Araxas shall call and have a meeting of its shareholders, or solicit the consent of its shareholders in lieu of such meeting, for purposes of approving this Agreement pursuant to Section 1090.1 of the OGCA. In connection with such meeting, Araxas shall provide its shareholders with such information as required by the OGCA and such other information as the Araxas believes to be appropriate disclosure under the circumstances.

     9.08 Financing Covenants.

          (a) New Debt and Bridge Financing. Araxas and Newco are negotiating with commercial banks for a secured, revolving credit facility in the amount of $25 million to partially refinance the Araxas Companies' indebtedness owed to Stratum Group Energy Partners, L.P. ("Stratum Debt"), and to finance certain exploration and 3-D seismic costs, leasehold acquisition and development of oil and gas properties, and for general corporate purposes (the "New Debt"). In addition, Newco will require additional working capital to finance the operations of Newco and its Subsidiaries after the Closing Date until the closing of the Public Equity Transaction ("Bridge Financing"). The amount of Bridge Financing proceeds will be determined by Newco and Krenzke and will take into account any reduction or increase in the actual amount of New Debt proceeds. The South Coast Principals shall cause the South Coast Entities jointly to negotiate with Araxas and Newco, as requested by Araxas, to obtain a loan commitment for the New Debt and the Bridge Financing on terms satisfactory to Newco and Krenzke, with closing to occur contemporaneous with the Closing.

          (b) Newco Stock Adjustment. If, to induce the closing of the Bridge Financing, Newco issues Newco equity, or securities convertible into the equity of Newco ("Bridge Equity"), and the Equitable Bridge Note (defined below) is satisfied (or assumed without recourse) in connection with the closing of the Bridge Financing, then, the dilution attributable to the Bridge Equity (determined on a fully diluted basis and without giving effect to this Section 9.08(b)) shall be borne as follows: (i) first, the incremental dilution shall be borne by the South Coast Owners by a reduction in the total number of shares of Newco Common Stock to be issued to the South Coast Owners as set forth on Exhibit "B"


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 41 OF 56 PAGES
     attached hereto, unless otherwise determined by Newco and the South Coast Owners, provided that such reduction in the number of shares of Newco Common Stock shall not exceed 9.09% of the number of such shares otherwise issuable to the South Coast Owners as set forth on Exhibit "B"; and (ii) second, to the extent that dilution resulting from issuance of the Bridge Equity exceeds the dilution adjustment limitation pursuant to clause (i) of this Section 9.08(b), such additional dilution shall be borne by the Araxas Owners and the South Coast Owners pari passu in accordance with each group's respective total ownership of Newco Common Stock, as adjusted by clause (i) of this Section 9.08(b). The term "Equitable Bridge Note" means the promissory note of Newco and Araxas in the original principal amount of $5.0 million, delivered to an affiliate of Equitable effective as of July 7, 1997.

     9.09 Public Equity Transaction. Following the Closing, the parties agree to evaluate the public offer and sale of equity securities of Newco in a firm-commitment underwritten transaction registered under the Securities Act of 1933 and shall use commercially reasonable efforts to accomplish such transaction prior to the end of 1997 ("Public Equity Transaction").

     9.10 Management of Newco. Following the Closing, Rowsey shall be the Chairman of the Board of Directors, Steven W. Nance shall be the President and Chief Executive Officer, and Krenzke shall be Executive Vice President and Chief Operating Officer of Newco. Until the Board of Directors of Newco, including the affirmative vote of each of the South Coast Members (as defined below) determines otherwise, the South Coast Owners as a group shall be entitled to elect a number of directors of Newco (the "South Coast Members") such that at all times the proportion that the number of South Coast Members bears to the full number of directors of Newco is as nearly equal as possible to the proportion that the number of shares of Newco Common Stock owned of record by the South Coast Owners as a group bears to the total number of outstanding shares of Newco Common Stock (plus the shares of Newco Common Stock issuable upon exercise of the Araxas Stock Options). Notwithstanding the preceding sentence, the parties agree that the covenant contained in this Section 9.10 shall apply until the agreement of Rowsey and Krenzke that such covenant no longer shall apply, or the written opinion from the managing underwriter engaged by Newco in connection with the Public Equity Transaction recommending that the composition of the Newco Board be changed.

     9.11 Newco Ownership Dilution.

          (a) Clawback of Certain Araxas Owners.  If at any time after Closing
     (i) any of the shares of Newco Common Stock issued to Steven W. Nance at the Effective Time as a result of the Araxas Acquisition are forfeited or otherwise reacquired by Newco ("Nance Shares"), (ii) any of the shares of Newco Common Stock issued to GR, Inc. (formerly, Gulfland Resources, Inc.) are reacquired by Newco ("Gulfland Shares"), and/or (iii) any of the Araxas Stock Options expire unexercised, then the parties agree that the Araxas Owners


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 42 OF 56 PAGES
     who are holders of Newco Common Stock at the time of such forfeiture or reacquisition (excluding the ownership attributable to Araxas Stock Options and, in the case of: (X) reacquisition of the Nance Shares and/or Gulfland Shares, excluding Steven W. Nance and GR, Inc., and/or (Y) forfeiture of any of the Araxas Stock Options, excluding GR, Inc.) shall, as a group, be entitled to acquire for the aggregate par value thereof a portion of such reacquired or forfeited shares (or the shares underlying forfeited Araxas Stock Options) or other shares of Newco Common Stock from Newco, determined based upon a fraction, the numerator of which is equal to such shareholder's Total Araxas Ownership Percentage, and the denominator of which is equal to the group's then aggregate Total Araxas Ownership Percentage; provided, however, if Newco reacquires (i) the Nance Shares for any consideration, or (ii) the Gulfland Shares for an amount in excess of the fixed purchase price included in the option arrangement that currently encumbers such shares, the Araxas Owners shall pay Newco such consideration (in the case of clause (i)) or such excess consideration (in the case of clause (ii)) as a condition of the acquisition of such shares by the Araxas Owners. The Total Araxas Ownership Percentage of an Araxas Owner may change from time to time as a result of the restoration of dilution pursuant to this paragraph (a).

          (b) Newco Option Plan. At or prior to Closing, Newco shall adopt a long-term incentive plan for its employees that is mutually acceptable to Rowsey and the South Coast Owners ("Newco Option Plan"). The Newco Option Plan shall provide for grants of stock and stock-oriented awards, including stock options and similar arrangements with respect to Newco Common Stock. In addition, the parties agree initially that an amount equal to approximately fifteen percent (15%) of the shares of the outstanding Newco Common Stock after giving effect to Closing shall be authorized for awards under the Newco Option Plan.

                                   ARTICLE X

                                  CONDITIONS

     10.01 Conditions to Obligations of South Coast Owners. All obligations of the South Coast Owners at the Closing are subject, at the option of each such person, to the fulfillment of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part by the mutual agreement of the South Coast Principals and Equitable:

          (a) Representations and Warranties. All representations and warranties of Araxas, Rowsey and Newco contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

          (b) Covenants, Agreements and Obligations. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Araxas and Newco at or before the Closing shall have been properly performed in all material respects.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 43 OF 56 PAGES

          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Araxas Companies. Changes in the price of oil or natural gas, irrespective of how large, will not be considered to be a Material Adverse Effect.

          (d) Delivery of Documents. All documents, certificates or other instruments required to be delivered to the South Coast Owners at or prior to the Closing shall have been so delivered.

          (e) Legal Opinion. The South Coast Owners shall have received an opinion of Crowe & Dunlevy, a Professional Corporation, counsel for Araxas, dated as of the Closing Date in form and substance reasonably acceptable to the South Coast Owners with respect to approval under the OGCA of the Share Acquisition and the matters covered in Sections 6.01, 6.02, 6.04, 6.14 and
     8.02 hereof.

          (f) Dissenting Shareholders. None of the holders of outstanding shares of Araxas Common Stock shall have undertaken to perfect appraisal rights in accordance with the provisions of the OGCA.

          (g) Certificates of Existence and Good Standing. Araxas shall have delivered to the South Coast Owners certificates of existence and good standing with respect to each of the Araxas Companies issued by the Secretary of State of their respective states of organization dated no earlier than three (3) business days prior to the Closing Date, and reflecting that each of the Araxas Companies is in existence and is in good standing, has filed all required franchise tax returns and has paid all required franchise taxes, and reflecting all instruments filed of record with respect to each such entity to the date of such certificate in the office of such Secretary of State. Araxas also shall deliver a certificate or letter of good standing with respect to each other state where any of the Araxas Companies are qualified to do business as a foreign corporation reflecting that such corporation has paid all required franchise taxes and has filed all required franchise tax returns for all periods ending on or before the Closing Date.

          (h) Disclosure Schedule. The matters described on Araxas' Disclosure Schedule (as amended) shall not, in the judgment of the South Coast Principals and Equitable, be reasonably likely to have a Material Adverse Effect with respect to the Araxas Companies.

     10.02 Conditions to Obligations of Araxas. All obligations of Araxas hereunder are subject, at the option of Araxas, to the fulfillment of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part by Araxas:


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 44 OF 56 PAGES

          (a) Representations and Warranties. All representations and warranties of each of the South Coast Owners and the South Coast Entities contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

          (b) Covenants, Agreements and Obligations. All covenants, agreements and obligations required by the terms of this Agreement to be performed by any of the South Coast Owners or the South Coast Entities at or before the Closing shall have been properly performed in all material respects.

          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to any of the South Coast Entities. Changes in the price of oil or natural gas, irrespective of how large, will not be considered to be a Material Adverse Effect.

          (d) Delivery of Documents. All documents, certificates or other instruments required to be delivered to Araxas and Newco at or prior to the Closing shall have been so delivered.

          (e) Legal Opinion. Araxas and Newco shall have received an opinion of Haskell Slaughter & Young, L.L.C., counsel to the South Coast Entities and the South Coast Owners, dated as of the Closing Date, in the form reasonably acceptable to Araxas and Newco with respect to the matters covered in Sections 4.01, 4.02, 4.04, 4.09 and 5.02 hereof.

          (f) Certificates of Existence and Good Standing. The South Coast Entities shall have delivered to Araxas certificates of existence and good standing with respect to each of the South Coast Entities issued by the Secretary of State of their respective states of organization dated no earlier than three (3) business days prior to the Closing Date, and reflecting that each of the South Coast Entities is in existence and is in good standing, has filed all required franchise tax returns and has paid all required franchise taxes, and reflecting all instruments filed of record with respect to each such entity to the date of such certificate in the office of such Secretary of State. The South Coast Entities also shall deliver a certificate or letter of good standing as a foreign entity under the laws of other states in which each such entity is qualified reflecting that such entity has paid any required franchise tax and has filed all required franchise tax returns for all periods ending on or before the Closing Date.

          (g) Resignations. The South Coast Owners shall have delivered (or caused the delivery of) written resignations to Newco, effective as of the Closing, of all directors of South Coast and INEXS from their respective directorships and of all officers of South Coast and INEXS from their respective offices unless otherwise instructed by Newco.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 45 OF 56 PAGES

          (h) Waiver of Community Property Rights. Each of the South Coast Owners who is a natural person shall have delivered (or caused the delivery of) a written waiver of all community property interests in the South Coast Ownership Interests by such person's spouse.

          (i) Certain Agreements of South Coast Entities. At or before the Closing, all of the duties, obligations and liabilities (whether fixed or contingent) of any of the South Coast Entities pursuant to any agreements entered into by, or binding upon, any of the South Coast Entities related to the investment in South Coast in 1995 by an affiliate of Equitable (including, but not limited to, the Weisser, Johnson & Co. ("Weisser") retainer agreement dated December 16, 1996, and the Weisser option agreement dated September 1, 1995 (except for the option rights of Weisser)) shall be waived, released, settled or discharged, without any payment or other consideration paid or incurred by the South Coast Entities (except as contemplated in the Disclosure Schedule of the South Coast Entities).

          (j) Disclosure Schedule. The matters described on the South Coast Disclosure Schedule (as amended) shall not, in the judgment of Araxas, be reasonably likely to have a Material Adverse Effect with respect to the South Coast Entities.

     10.03 Conditions to Obligations of All Parties. The respective obligations of each party are subject, at each of their options, to the fulfillment of each of the following conditions at or prior to the Closing:

          (a) Araxas Acquisition Approval. The Araxas Acquisition shall have been duly and validly approved and adopted by the Board of Directors of Newco and Araxas and the shareholders of Araxas, all as required by the OGCA and the certificate of incorporation and bylaws of Newco and Araxas.

          (b) Other Consents and Approvals. (i) All consents, approvals, permits and authorizations required to be obtained prior to the Closing from any Governmental Authority or other person in connection with the consummation of the transactions contemplated hereby, and (ii) any preferential right to purchase an interest in any Oil and Gas Interest of Araxas Companies or the South Coast Entities as a result of transactions contemplated hereby, shall have been obtained, made or waived, except where such failure to obtain such consents, approvals, permits, authorizations or waiver would not be reasonably likely to result in a Material Adverse Effect on the South Coast Entities or the Araxas Companies, as the case may be (assuming the transactions contemplated hereby are consummated).

          (c) Related Agreements. The relevant parties shall have negotiated, executed and delivered at or before the Closing (i) employment agreements between Newco and each of Krenzke, Davis and Duggan, and (ii) a registration rights agreement between Equitable and


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 46 OF 56 PAGES

     Newco providing for the registration under the Securities Act of the shares of Newco Common Stock held by Equitable, on terms acceptable to Newco and Equitable.

          (d) Pending Actions. None of the parties shall be subject to any writ, order, decree or injunction of a court of competent jurisdiction which prohibits or restricts the consummation of the transactions contemplated hereby or any pending or threatened action seeking such relief or seeking damages as a result thereof.

          (e) Certain Employment Agreements. The employment agreements between any of the Araxas Companies and each of Messrs. Doss, Englert and Faulkinberry shall be terminated effective as of the Closing Date, and any rights of such parties to acquire stock in Araxas shall be substituted effective at the Closing Date for Newco Common Stock (or rights to acquire such stock) in the amounts set forth on Exhibit "E" attached hereto, in each case on terms that are satisfactory to the South Coast Principals, and each such Araxas Owner shall have delivered to Newco (with copies delivered to the other parties hereto) individual (and not joint) representations with respect to such person's intention, as of the Closing Date, to hold for such person's own account for investment the Newco Common Stock acquired at Closing (or issuable pursuant to Newco stock options that are substituted for Araxas Stock Options), and that there is no contract or other arrangement enforceable against such Araxas Owner, nor any plan or intention of such Araxas Owner, as of the Closing Date, relating to the sale, disposition or other transfer by such Araxas Owner of the Newco Common Stock issued (or issuable) to such Araxas Owner. The employment agreement between South Coast and Nicola Maddox shall be terminated effective at Closing without any payment made or other consideration given or liability incurred in favor of Ms. Maddox (except as contemplated in the Disclosure Schedule of the South Coast Entities).

          (f) Agreement of Certain Araxas Owners. At or before the Closing (i) each of Nance, GR, Inc. and Stratum Group Energy Partners, L.P. shall have caused each such party's Newco Common Stock or rights to acquire such stock to be subject to an agreement on the same proportionate terms and conditions as the arrangement governing such party's rights with respect to Araxas Common Stock (or right to acquire such stock) without any payments made or other consideration given to such parties, unless contemplated under any effective agreement with such party (which agreement shall have been approved by the South Coast Principals), and each such party shall have delivered to Newco (with copies delivered to the other parties hereto) individual (and not joint) representations with respect to such person's intention as of the Closing Date to hold for such person's own account for investment the Newco Common Stock acquired at Closing (or issuable pursuant to Newco stock options that are substituted for Araxas Stock Options), and that there is no contract or other arrangement enforceable against such Araxas Owner, nor any plan or intention of such Araxas Owner, as of the Closing Date, relating to the sale, disposition or other transfer by such Araxas Owner of the Newco Common Stock issued (or issuable) to such Araxas Owner.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 47 OF 56 PAGES

          (g) New Debt. The New Debt financing transaction shall have been closed at or before the Closing, and the debt of the Araxas Companies to Stratum Group Energy Partners, L.P. satisfied, on terms that are satisfactory to Araxas, the South Coast Principals and Equitable.

          (h) Additional Agreements. Each person who is not a party to this Agreement and who will receive at or in connection with the Closing Newco Common Stock or options or other rights to receive Newco Common Stock (including Weisser with respect to its option covering shares of Newco Common Stock held by the South Coast Principals) shall have executed and delivered to Newco (with a copy delivered to each other party to this Agreement) an instrument containing representations and warranties similar in all respects to those set forth in Sections 8.03 (except subsection (v)) and 8.04 (except subsection (v)) thereof.

          (i) Newco Bridge Financing. Newco shall have closed (or received enforceable commitments with respect to) the Bridge Financing.

          (j) Officers of South Coast, INEXS and Araxas. The principal officers of South Coast, INEXS and Araxas shall be designated in writing at the Closing to take office effective immediately after the Closing.


                                  ARTICLE XI

                                  TERMINATION

     11.01 Termination of Agreement. Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing in the following manner:

          (a) By the mutual written consent of Araxas and the South Coast Principals;

          (b) By either the South Coast Principals or Equitable, through written notice to Araxas, if there has been a material breach by Araxas or Rowsey of any representation or warranty of Araxas or Rowsey set forth in this Agreement, or if, on the Closing Date, any condition set forth in Section
     10.01 has not been satisfied or waived;

          (c) By Araxas, through written notice to the South Coast Principals or Equitable if there has been a material breach by any of the South Coast Owners or South Coast Entities of any representation or warranty of any of the South Coast Owners or South Coast Entities set forth in this Agreement, or if, on the Closing Date, any condition set forth in Section 10.02 has not been satisfied or waived; or


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 48 OF 56 PAGES

          (d) By Araxas, the South Coast Principals or Equitable, through written notice to the other parties, if, on the Closing Date, all conditions set forth in Section 10.03 have not been satisfied or waived, or if the Closing has not occurred on or before September 5, 1997.

          Upon receipt of written notice of termination, pursuant to paragraphs
     (b), (c) or (d) above, the breaching or nonperforming party shall have a period of five (5) business days to cure the breach or remedy, cure, perform or fulfill the condition which has not been satisfied or waived.

     11.02 Obligations Upon Termination. In the event of termination of this Agreement pursuant to the terms and provisions hereof, each party shall return all books, records, maps, files, papers and other property in such party's possession to the party entitled thereto, whereupon this Agreement shall become void, except as provided herein and no party shall have any character of liability to the other parties hereunder, including any liability for damages; provided that in the event of termination because of breach of or default under a representation, warranty, covenant or agreement contained herein, the party not in breach or default shall have and retain all rights afforded to it under this Agreement and in law or at equity by reason of such breach or default.


                                  ARTICLE XII

                                    CLOSING

     12.01 Time and Place. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Araxas, The Woodlands, Texas, on September 5, 1997, at 10:00 a.m. local time, or as soon as practicable thereafter, provided each of the conditions set forth in Article X has been satisfied or waived by the party or parties entitled to the benefit of such conditions on or before Closing.

     12.02 Certificate of Acquisition. Subject to the provisions of this Agreement, a properly executed certificate of acquisition shall be filed with the Secretary of State of Oklahoma in accordance with the OGCA, to be effective on the Closing Date.

     12.03 Further Assurances. At any time and from time to time after the Closing, at Newco's request and without additional consideration, any party hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Newco may deem reasonably necessary or desirable in order to more effectively transfer, convey and assign to Newco, and to confirm Newco's title to, all of the South Coast Shares, the INEXS Shares and the SOCO Partnership Interest and to assist Newco in exercising all rights with respect thereto, including the exclusive right to use the corporate names and other trademarks and service marks used by any of the South Coast Entities.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 49 OF 56 PAGES

     12.04 Concurrent Conditions. The performance or tender of performance of all matters applicable to a party at the Closing under this Agreement shall be deemed concurrent conditions and no party shall be required to perform, or tender performance of, the obligations of such party hereunder unless, coincident therewith, each other party for whom performance is required under this Agreement performs or tenders performance of its obligations hereunder.


                                 ARTICLE XIII

                              GENERAL PROVISIONS

     13.01 Nonsurvival of Representations, Warranties and Covenants. Except for the provisions of Sections 3.07, 9.04, 9.09, 9.10, 9.11, and 12.03, the representations, warranties, covenants and agreements made by each of the parties hereto shall not survive, and shall be terminated and extinguished by the Closing.

     13.02 Entire Agreement; Amendment and Waiver. This Agreement, together with all Exhibits and Schedules attached hereto and all agreements and instruments to be executed and delivered by the parties pursuant hereto, contains the entire agreement between the parties relating to the subject matter hereof and supersedes the Letter Agreement and any other prior agreement arrangement and understanding between the parties regarding the subject matter hereof. No representation, warranty, covenant, obligation, promise, inducement or statement of intention has been made by any of the parties which is not expressed in this Agreement. This Agreement may be amended or changed only by written instrument duly executed by all the parties hereto, and any alleged amendment or change which is not so documented shall not be effective as to the parties. Except as expressly provided herein to the contrary, provisions of this Agreement may be waived only by the party(ies) hereto who is entitled to the benefit thereof by evidencing such waiver in writing, executed by such party(ies). Except to the extent waiver or satisfaction is deemed to exist by the express terms of this Agreement, the failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any to affect the validity of this Agreement or any party thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     13.03 Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable legal requirements. If any provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent, be invalid or unenforceable, then the performance of such offending provision shall be excused by the parties hereto, but the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 50 OF 56 PAGES

     13.04 Applicable Law. This Agreement shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the internal laws of the State of Texas (principles of conflict of laws excluded).

     13.05 Assignment. This Agreement may not be assigned by any party without the prior written consent of each other party hereto; provided, however, that Equitable may assign its rights and obligations hereunder to an entity all the outstanding equity interests of which are owned directly or indirectly by Equitable Resources, Inc. without the necessity of obtaining such consent. No such permitted assignment shall alter any of the obligations of an assigning party under this Agreement or release an assigning party from obligations of such party under this Agreement. Upon any such assignment, the assignee shall succeed to all rights assigned to it by, and shall become bound by all of the obligations of, the assigning party. Nothing in this Agreement is intended to confer upon any person not a party hereto any rights, benefits or remedies under or by reason of this Agreement.

     13.06 Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or by facsimile communication to the number set forth below, or by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below. Notice deposited in the mail in the manner hereinabove provided shall be effective upon expiration of five (5) business days from the date on which it is so deposited. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to South Coast Entities                    c/o R.A. Krenzke
   and/or South Coast Owners:                 Two Post Oak Central, Suite 2050
                                              1980 Post Oak Blvd.
                                              Houston, TX  77056
                                              Telecopy: (713) 960-1157

With Copies to:                               Donald T. Locke, Esq.
                                              Haskell Slaughter & Young, L.L.C.
                                              1200 AmSouth/Harbert Plaza
                                              1901 Sixth Avenue North
                                              Birmingham, AL  35203
                                              Telecopy: (205) 324-1133

                                                      - and -


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 51 OF 56 PAGES

                                              Equitable Resources, Inc.
                                              420 Boulevard at the Allies
                                              Pittsburgh, PA 15219
                                              Telecopy: (412) 553-5853
                                              Attention: Jeff Swoveland

                                                      - and -

                                              Michael L. Bengtson, Esq.
                                              Thompson & Knight
                                              1700 Pacific Avenue, Suite 3300
                                              Dallas, TX 75201-4893
                                              Telecopy: (214) 969-1751


If to Equitable or Energy:                    Equitable Resources, Inc.
                                              420 Boulevard at the Allies
                                              Pittsburgh, PA  15219
                                              Telecopy: (412) 553-5853
                                              Attention: Jeff Swoveland

With a Copy to:                               Michael L. Bengtson, Esq.
                                              Thompson & Knight
                                              1700 Pacific Avenue, Suite 3300
                                              Dallas, TX 75201-4893
                                              Telecopy: (214) 969-1751

If to Araxas or Rowsey:                       Steven W. Nance
                                              10200 Grogans Mill Road, Suite 500
                                              The Woodlands, TX 77380
                                              Telecopy: (281) 364-3759

With a Copy to:                               Reeder E. Ratliff, Esq.
                                              Crowe & Dunlevy
                                              1800 Mid-America Tower
                                              20 North Broadway
                                              Oklahoma City, OK 73102
                                              Telecopy: (405) 272-5246


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 52 OF 56 PAGES

If to Newco:                                  Steven W. Nance
                                              10200 Grogans Mill Road, Suite 500
                                              The Woodlands, TX  77380
                                              Telecopy: (281) 364-3759

With Copies to:                               R. A. Krenzke
                                              Two Post Oak Central, Suite 2050
                                              1980 Post Oak Blvd.
                                              Houston, TX  77056
                                              Telecopy: (713) 960-1157

                                                     - and -

                                              Donald T. Locke, Esq.
                                              Haskell Slaughter & Young, L.L.C.
                                              1200 AmSouth/Harbert Plaza
                                              1902 Sixth Avenue North
                                              Birmingham, AL  35203
                                              Telecopy: (205) 324-1133

                                                     - and -

                                              Michael L. Bengtson, Esq.
                                              Thompson & Knight
                                              1700 Pacific Avenue, Suite 3300
                                              Dallas, TX  75201-4893
                                              Telecopy:  (214) 969-1751

                                                     - and -

                                              Reeder E. Ratliff, Esq.
                                              Crowe & Dunlevy
                                              1800 Mid-America Tower
                                              20 North Broadway
                                              Oklahoma City, OK  73102
                                              Telecopy:  (405) 272-5246

provided that each party shall have the right to change its address for notice, and the person who is to receive notice hereunder, by the giving of fifteen (15) days' prior written notice to the other parties hereto in the manner set forth above.


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 53 OF 56 PAGES

     13.07 Incorporation of Exhibits and Schedules by Reference.  All
Exhibits and Schedules expressly referenced herein are hereby incorporated herein for any and all purposes as a part of this Agreement, to the same extent as if stated herein.

     13.08 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and vice versa and pronouns of whatever gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     13.09 Multiple Counterparts. This Agreement will be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

     13.10 Expenses.   Each party shall be responsible for its own fees and
expenses, including fees and expenses of legal counsel, incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written by the parties or the authorized representative of the parties.

ARAXAS:                                     NEWCO:

ARAXAS ENERGY CORPORATION                   ARAXAS HOLDINGS, INC.


    /s/ STEVEN W. NANCE                          /s/ W.E. ROWSEY, III
By:_______________________________          By: ______________________________
Name:  Steven W. Nance                      Name:  W.E. Rowsey, III
Title: President                            Title: Chairman

SOUTH COAST:                                INEXS:

SOUTH COAST EXPLORATION                    INTERACTIVE EXPLORATION
COMPANY                                        SOLUTIONS, INC.


     /s/ R.A. KRENZKE                            /s/ CRAIG DAVIS
By: ______________________________          By: ______________________________
Name:  R.A. Krenzke                         Name:  Craig Davis
Title: President                            Title: President

ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 54 OF 56 PAGES

SOCO:                                       EQUITABLE:

SOCO EXPLORATION, L.P.                      ERI INVESTMENTS, INC.

By: South Coast Exploration Company,
          General Partner

    /s/ R.A. KRENZKE                             /s/ JEFFREY C. SWOVELAND
By:______________________________           By: ______________________________
Name:  R.A. Krenzke                         Name:  Jeffrey C. Swoveland
Title: President                            Title: President

ENERGY:                                     ROWSEY:

420 ENERGY INVESTMENTS, INC.

    /s/ JEFFREY C. SWOVELAND                 /s/ W.E. ROWSEY, III
By:______________________________           __________________________________
Name:  Jeffrey C. Swoveland                 W.E. Rowsey,III
Title: President


KRENZKE:                                    DAVIS:

 /s/ R.A. KRENZKE                            /s/ CRAIG DAVIS
_________________________________           __________________________________
R.A. Krenzke                                Craig Davis


DUGGAN:

 /s/ PHIL DUGGAN
_________________________________
Phil Duggan


SHAUN PHILIP DUGGAN TRUST                   KELLY FRANCES DUGGAN TRUST


     /s/ EDWIN L. ROBERTS                        /s/ EDWIN L. ROBERTS
By: _____________________________           By: ______________________________
Name:  Edwin L. Roberts                     Name:  Edwin L. Roberts
Title: Trustee                              Title: Trustee


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 55 OF 56 PAGES

EMMA CATHERINE KRENZKE TRUST                JAMES FREDERICK KRENZKE TRUST


     /s/ EDWIN L. ROBERTS                        /s/ EDWIN L. ROBERTS
By: _____________________________           By: ______________________________
Name:  Edwin L. Roberts                     Name:  Edwin L. Roberts
Title: Trustee                              Title: Trustee


LUKE LUNDGREN DAVIS TRUST                   ETHAN CRAIG DAVIS TRUST


     /s/ EDWIN L. ROBERTS                        /s/ EDWIN L. ROBERTS
By: _____________________________           By: ______________________________
Name:  Edwin L. Roberts                     Name:  Edwin L. Roberts
Title: Trustee                              Title: Trustee


HANNAH JAMIE DAVIS TRUST


     /s/ EDWIN L. ROBERTS
By: _____________________________
Name:  Edwin L. Roberts
Title: Trustee


ACQUISITION AGREEMENT AND PLAN OF ORGANIZATION               PAGE 56 OF 56 PAGES

                                  EXHIBIT "A"
                                  -----------

                                PROMISSORY NOTE

                              Due August __, 1998
$1,000,000                                                  The Woodlands, Texas
                                                                 August __, 1997

     THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION. THE HOLDER, BY ACCEPTANCE HEREOF, AGREES TO PROVIDE MAKER WITH SUCH DOCUMENTS AND ASSURANCES AS MAKER MAY REQUEST WITH RESPECT TO COMPLIANCE WITH THE FOREGOING RESTRICTIONS PRIOR TO REGISTRATION OF ANY PURPORTED TRANSFER OR ASSIGNMENT OF THIS INSTRUMENT.

     For value received, the undersigned, Araxas Holdings, Inc., a Delaware corporation (the "Maker"), promises to pay _____________ ("Payee"), the principal sum of One Million and No/100 Dollars ($1,000,000.00), without interest, on August __, 1998, payable in lawful money of the United States of America; provided, however, the entire principal sum evidenced by this Promissory Note shall become immediately due and payable upon the closing of the sale for cash of equity securities of Maker in a firm commitment underwritten public offering by Maker registered under the Securities Act of 1933, as amended.

     Maker may prepay all or any portion of this Promissory Note at any time and from time to time without premium or penalty.

     If any amount of the principal payable hereunder is not paid when due, at maturity or upon acceleration, such amount shall bear interest at the rate of twelve percent (12%) per annum, accrued from the due date to the day on which such default is cured to the satisfaction of the holder hereof. All such past due sums shall be paid at the time of, and as a condition precedent to the curing of, any default hereunder.

     Upon any distribution of assets of Maker upon the dissolution, winding up, liquidation or reorganization of Maker, or in the event of the default of Maker under any indebtedness for borrowed money, the payment of the principal and any interest on this Promissory Note shall be subordinated in right of payment to the prior payment in full of all other indebtedness of Maker.

     This Promissory Note is one of a series of promissory notes of Maker in the aggregate principal amount of $3.0 million ("Acquisition Notes") which are issued pursuant to that certain Acquisition Agreement and Plan of Organization ("Agreement") dated August __, 1997, and shall be subject to the terms of the Agreement.


EXHIBIT "A" TO ACQUISITION AGREEMENT AND PLAN
OF ORGANIZATION                                                PAGE 1 OF 2 PAGES

     To secure payment and performance of this Promissory Note and the other Acquisition Notes, Maker hereby grants to and in favor of R. A. Krenzke, as agent ("Agent") for and on behalf of the holders of the Acquisition Notes, a security interest covering all of Maker's right, title and interest in the INEXS Shares (as defined in the Agreement), and any and all products or proceeds thereof ("Collateral"). The security interest granted by the preceding sentence shall be subordinate to the rights of any New Debt and/or Bridge Financing lender(s) (as such terms are defined in the Agreement), who shall be granted a security interest in the Collateral that will be first and superior in all respect to the rights of the holders.

     To induce holder to accept this Note, Newco hereby agrees as follows: (i) unless the advance approval of Agent is obtained approving a proposed deviation, INEXS (as defined in the Agreement) shall be operated in the ordinary course and substantially as INEXS' business activities are conducted as of the date hereof;
(ii) without the advance approval of Agent, Newco shall not sell, assign, exchange, or transfer the Collateral, or all or substantially all of the assets of INEXS, except as security for the New Debt or Bridge Financing indebtedness; and (iii) no bankruptcy, dissolution, liquidation or other similar proceeding shall be filed by, against or on behalf of Maker that is not dismissed within thirty (30) days.

     Maker and all endorsers, sureties, guarantors, and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest and notice of non-payment. Said parties consent to any extension of time (whether one or more) of payment hereof, and renewal (whether one or more) hereof, and any release of any party liable for payment of this obligation. Any such extension, renewal or release may be made without notice to any such party and without discharging such party's liability hereunder. Maker and the Payee stipulate and agree that none of the terms and provisions hereof shall ever be construed as a contract to pay for the use, forbearance or detention of money, providing for interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law.

     Notwithstanding anything to the contrary contained in this Promissory Note, the holder hereof shall not be entitled to obtain a deficiency judgment against the Maker for the payment of principal and any interest on this Promissory Note.

     THIS PROMISSORY NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY SHALL BE INTERPRETED ACCORDING TO THE INTERNAL LAWS OF THE STATE OF TEXAS.

     IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed and delivered on its behalf by its duly authorized representative on this ____ day of ____________ 1997.


                              ARAXAS HOLDINGS, INC.


                              By:_______________________________________
                                 W.E. Rowsey, III, Chairman of the Board



EXHIBIT "A" TO ACQUISITION AGREEMENT AND PLAN
OF ORGANIZATION                                                PAGE 2 OF 2 PAGES